FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GSP-2, INC.
(Exact Name of Registrant in its Charter)

Nevada	100	27-3120454
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

Gongzhuling State Agriculture Science and Technology Park, location of 998 kilometers, Line 102,
Gongzhuling city, Jilin province, China
Tel.: +86-434-627-8415
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock issuable upon exercise of the Preferred Shares (1)	752,200	$2.00 (2)	$1,504,400	$172.40
Common Stock issuable upon exercise of the Agent Warrants (1)	75,220	$2.40	$300,950.40	$34.49
Common Stock, par value $0.0001 (3)	62,598 (3)	$1.50	$93,897	$10.76
Common Stock, par value $0.0001 (4)	597,000 (4)	$2.00	$1,194,000	$136.84

(1)
This Registration Statement covers the resale by our selling shareholders of up to 752,200 shares of common stock underlying the Preferred Shares previously issued to such selling shareholders, as well as 75,220 shares of common stock underlying the warrants issued to the placement agents regarding the placement of securities sold in the offering completed on December 20, 2011 (the “Agent Warrants”).

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $2.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

(3)
Represents 62,398 shares of common stock held by the selling security holder, Bay Peak 2 Opportunity Corp. (“Bay Peak”). These shares were distributed to the shareholders of Bay Peak on January 19, 2012 (the “Bay Peak Shareholders”).

(4)
Represents shares of common stock issued to the selling stockholders pursuant to the terms of that certain share exchange agreement dated February 11, 2011 whereby we completed a reverse acquisition transaction with Shiny Gold Holdings Limited, a British Virgin Islands company (“Shiny Gold”), whereby we acquired all of the issued and outstanding ordinary shares of Shiny Gold in exchange for 12,800,000 shares of our common stock, par value $0.001 per share, which shares constituted approximately 92.8% of our issued and outstanding shares, as of and immediately after the consummation of the reverse acquisition (the “Share Exchange”).  As a result of the reverse acquisition, Shiny Gold became our wholly owned subsidiary and the former shareholders of Shiny Gold became our controlling stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

EXPLANATORY NOTE

This Registration Statement contains one prospectus as set forth below:

Resale Prospectus. A prospectus to be used for the resale by selling stockholders of 1,487,018 shares of Common Stock, including (1) 752,200 shares of common stock underlying the Preferred Shares previously issued to such selling shareholders; (2) 75,220 shares of Common Stock issuable upon exercise of outstanding Agent Warrants at an exercise price of $2.40 per share, that were issued in connection with the private placement that closed on December 20, 2011; (3) 62,598 shares of common stock to the Bay Peak Shareholders obtained by the Bay Peak Shareholders on January 19, 2012; and (4) 597,000 shares of common stock to our shareholders that obtained their shares through the Share Exchange.

PRELIMINARY PROSPECTUS
Subject to completion, dated January __, 2012

GSP-2, INC.

1,487,018 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  The common stock underlying the Preferred Shares being registered in this registration statement may be sold by selling security holders at a fixed price of $2.00 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

GSP-2, INC.

The Date of This Prospectus is: January __, 2012

ITEM 3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “GSP-2, Inc.,” “Company,” “we,” “us” and “our” refer to GSP-2, Inc.

Overview

We were incorporated in the State of Nevada on December 31, 2009 as a blank check development stage company formed for the purpose of acquiring an operating business, through a merger, stock exchange, asset acquisition or similar business combination.  On February 11, 2011 we entered into a reverse merger and acquired Shiny Gold Holdings Limited, a British Virgin Islands company (“Shiny Gold”). Prior to our reverse acquisition, we had made no efforts to identify a possible business combination and had not previously conducted negotiations or entered into a letter of intent concerning any target business.

On February 11, 2011, we completed a reverse acquisition transaction through a share exchange with Shiny Gold whereby we acquired all of the issued and outstanding ordinary shares of Shiny Gold in exchange for 12,800,000 shares of our common stock, par value $0.001 per share, which shares constituted approximately 92.8% of our issued and outstanding shares, as of and immediately after the consummation of the reverse acquisition.  As a result of the reverse acquisition, Shiny Gold became our wholly owned subsidiary and the former shareholders of Shiny Gold became our controlling stockholders.  The share exchange transaction with Shiny Gold was treated as a reverse acquisition, with Shiny Gold as the acquirer and the Company as the acquired party.  Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Shiny Gold and its respective consolidated subsidiaries.

Private Offering

On December 20, 2011 we completed a private offering consisting of 752,200 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, at a purchase price of $2.00 per share to certain accredited investors (the “Preferred Shares”). The investors entered into a securities purchase agreement (the “Securities Purchase Agreement”) (see Exhibit 10.1). An aggregate of 752,200 Preferred Shares were sold in the Offering for gross proceeds to the Company of $1,504,400. As a result of the Offering, the Company issued an aggregate of 752,200 Shares as well as warrants to acquire an aggregate of 50,176 shares of our Common Stock to the placement agent, at an exercise price of $2.40 per share (the “Agent Warrants”). In connection with the securities purchase agreement, the Company agreed to register the Common Stock underlying the Preferred Shares for resale. In addition, we agreed to register the Common Stock underlying the Agent Warrants.

Where You Can Find Us

Our principal executive office is located at Gongzhuling State Agriculture Science and Technology Park, location of 998 kilometers, Line 102, Gongzhuling city, Jilin province, China and our telephone number is +86-434-627-8415.

The Offering

Common stock offered by selling security holders
1,487,018 shares of common stock, consisting of:

(i) 752,200 shares of common stock underlying the Preferred Shares and the 75,220 shares of common stock underlying the Agent Warrants with respect to the private offering of securities completed on December 20, 2011;

(ii) 62,598 shares of common stock held by the Bay Peak Shareholders; and

(iii) 597,000 shares of common stock issued to the selling stockholders pursuant to the terms of that certain share exchange agreement dated February 11, 2011 whereby we completed a reverse acquisition transaction with Shiny Gold whereby we acquired all of the issued and outstanding ordinary shares of Shiny Gold in exchange for 12,800,000 shares of our common stock, par value $0.001 per share, which shares constituted approximately 92.8% of our issued and outstanding shares, as of and immediately after the consummation of the reverse acquisition (the “Share Exchange”).  As a result of the reverse acquisition, Shiny Gold became our wholly owned subsidiary and the former shareholders of Shiny Gold became our controlling stockholders.

Common stock outstanding before the offering	14,000,000

Common stock outstanding after the offering	14,827,420 common shares as of January 27, 2012, assuming the full conversion of the Preferred Shares as well as the full exercise of the Agent Warrants.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

Summary of Financial Information

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the fiscal years ended December 31, 2010 and 2009 are derived from our audited financial statements and the statement of operations and balance sheet data for the nine months ended September 30, 2011 and 2010 are derived from our unaudited interim financial statements. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus.

	September 30	December 31
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$14,624,060	$12,867,137
Restricted cash	-	109
Accounts receivable	20,105,837	15,617,336
Advance payments to suppliers	13,668,130	-
Prepaid taxes	-	440,477
Inventories	14,942,455	6,510,886
Biological assets	323,464	-
Prepaid expenses and other assets	644,578	22,818

Total Current Assets	64,308,524	35,458,763

PROPERTY AND EQUIPMENT - net	12,777,530	8,786,661

OTHER ASSETS:
Loan receivable	-	6,049,790
Investment in related party company	156,206	-
Land use rights, net	12,977,904	2,674,006

Total Other Assets	13,134,110	8,723,796

Total Assets	$90,220,164	$52,969,220

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Loans payable - current portion	$15,620,607	$-
Accounts payable	1,350,300	6,029,060
Facility and land use right payable	16,033,643	-
Advances from customers	12,258,470	7,957,658
Other Payable	270,147	94,620
Taxes Payable	675,911	-
Due to related parties	4,088,264	4,222,574

Total Current Liabilities	50,297,342	18,303,912

LOANS PAYABLE, net of current portion	-	1,512,447

Total Liabilities	50,297,342	19,816,359

SHAREHOLDERS' EQUITY:

Preferred stock ($0.001 par value; 100,000,000 shares authorized, none issued
and outstanding)	-	-
Common Stock ($0.001 par value, 100,000,000 shares authorized, 13,800,000 and 12,800,000
shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively)	13,800	12,800
Additional paid-in capital	8,731,420	5,658,339
Retained earnings	28,363,794	25,856,413
Statutory reserves	347,445	342,957
Accumulated other comprehensive income - foreign currency translation adjustment	2,466,363	1,282,352

Total Shareholders' Equity	39,922,822	33,152,861

Total Liabilities and Shareholders' Equity	$90,220,164	$52,969,220

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Relating to our Business and Industry

We are subject to the risks that are inherent in farming.

Our results of operations may be adversely affected by numerous factors over which we have little or no control and that are inherent in farming, including reductions in the market prices for our products, adverse weather and growing conditions, pest and disease problems, and new PRC regulations regarding farming and the marketing of agricultural products.

Our earnings are sensitive to fluctuations in market prices and demand for our products.

Excess supplies often cause severe price competition in our industry. Growing conditions in various parts of the PRC, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product.

Fresh produce is highly perishable and generally must be brought to market and sold soon after harvest. The selling price received for each type of produce depends on all of these factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce.

In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of our products. To the extent that consumer preferences evolve away from products that we produce for health or other reasons, and we are unable to modify our products or to develop products that satisfy new consumer preferences, there will be a decreased demand for our products.

Adverse weather conditions could reduce supply and/or demand for our products.

The supply of and demand for our products fluctuate significantly with weather conditions, which could have either a positive or negative effect on production. If any natural disasters, such as flood, drought, hail, tornadoes or earthquakes, occur, supply for our products would likely be reduced.

We may not be able to obtain regulatory or governmental approvals for our products.

The manufacture and sale of our agricultural products in the PRC is regulated by the PRC and the local Provincial Government. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. We may be vulnerable to local and national government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, or implement new or more stringent requirements, which may require us to suspend or delay production of their products. Our many permits and licenses related to the agricultural and food industries may expire and there is not guarantee the government or certifying agency will renew our licenses and/or certifications.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards or violates PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

The prices for the raw materials that we use in the manufacture of our fertilizer products are subject to market forces largely beyond our control, including the price of coal, our energy costs, organic chemical feedstock costs, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. If we are unable to pass any raw material price increases through to our customers, we could incur significant losses and a diminution of the market price of our common stock.

We require short-term financing to fund our working capital, especially due to the seasonal nature of our business.

The nature of the agricultural corn distribution and seed production industry involves expenses and revenue cycles that are seasonal in nature. From period to period, we may face costs that are in excess of our cash flow sources. The advance payments made to our corn and seed producing farmers may exceed the amount of deposits received from our customers, the distributors and end users. As a result, we sometimes rely upon short term loans to cover our expenses pending receipt of cash payment from our customers at the time of corn and seed purchases.  Although historically we have had access to sufficient financing to manage our cash flow cycles, we cannot be certain that we will be able to obtain sufficient debt financing on terms that are satisfactory to us to maintain consistent operating results given changing credit conditions worldwide and internal PRC policies.  Downgrades in our credit rating, tightening of related credit facilities or financial markets or other limitations on our ability to access short-term financing would increase our interest costs and adversely affect our operating results and operations.

Because of the nature of our business, which has seasonal variation, it is likely that our future financial performance will fluctuate from period to period.

Our operating results likely will fluctuate due to a number of factors, many of which are beyond our control. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical rates. Our operating results in future quarters may fall below expectations. The industry in which we operate is seasonal in nature.  As several of our major corn customers are governmental entities, the timing of their purchases may vary based on the fluctuations in the granary reserve level. The historical sales season of our corn seeds concentrated from October December.  As a result, if we are unable to generate sufficient working capital from cash flow from operations and working capital facilities, we may encounter liquidity difficulties from the period to period, which may harm our operations. The seasonal nature of our business causes our operating results to fluctuate from quarter to quarter. Any unexpected seasonal or other fluctuations could cause the price of our common shares to fall. As a result, you may not rely on comparisons of our quarterly operating results as an indication of our future performance.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries. Significant industry-related accidents and natural disasters may cause interruptions to various parts of our operations, or could result in property or environmental damage, increase in operating expenses or loss of revenue. The occurrence of such accidents and the resulting consequences may not be covered adequately, or at all, by the insurance policies we carry. In accordance with customary practice in China, we do not carry any business interruption insurance or third party liability insurance for personal injury or environmental damage arising from accidents on our property or relating to our operations other than our automobiles. Losses or payments incurred may have a material adverse effect on our operating performance if such losses or payments are not fully insured.

We could face increased competition.

We believe that competitors will try to expand their sales and build up their distribution networks in our principal market. We believe this trend will continue and probably accelerate. Increased competition may have a material adverse effect on our financial condition and results of operations.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

In recent years, the government of China has become increasingly concerned with the degradation of China’s environment that has accompanied the country’s rapid economic growth. In the future, we expect that our operations and properties will be subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity. Additional environmental issues may require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns could discourage them from buying certain of our products and cause our results of operations to suffer.
We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness, and we do not maintain product liability insurance to cover our potential liabilities.

The sale of food products for human consumption involves an inherent risk of injury to consumers, and we do not have product liability or any other insurance covering such risks. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. We do not maintain product liability insurance. Product liability claims may be asserted against us, which could have a material adverse effect on our revenues, profitability and business reputation.

The government of the PRC has broad powers to set price controls, which, if adopted, could impair our profitability.

The government of the PRC has broad powers to adopt price controls, and has recently expressed concern about the effect of the rising prices of food. Although it has not sought to apply price controls to grains, the government has the power to do so. If price controls are adopted, our revenue would be affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

 In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

Adverse weather conditions could reduce supply and/or demand for our products.

The supply of and demand for our grain products fluctuate significantly with weather conditions, which could have either a positive or negative effect on production. If any natural disasters, such as flood, drought, hail, tornadoes or earthquakes, occur, supply for our products would likely be reduced.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Our major competitors may be better able than we to successfully endure downturns in our sector. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

We may not be able to obtain regulatory or governmental approvals for our products.

The manufacture and sale of our agricultural products in the PRC is regulated by the PRC and the local Provincial Government. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. We may be vulnerable to local and national government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, or implement new or more stringent requirements, which may require us to suspend or delay production of their products. Our many permits and licenses related to the agricultural and food industries may expire and there is not guarantee the government or certifying agency will renew our licenses and/or certifications.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards or violates PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

The prices for the raw materials that we use in the manufacture of our grain products are subject to market forces largely beyond our control, including the price of coal, our energy costs, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. If we are unable to pass any raw material price increases through to our customers, we could incur significant losses and a diminution of the market price of our common stock.

We may need to hire additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and our management and operations will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the agriculture industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

We may not be able to meet the accelerated filing and internal control reporting requirements imposed by the Securities and Exchange Commission resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, as amended by SEC Release No. 33-8934 on June 26, 2008, the Securities and Exchange Commission adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. Commencing with our annual report for fiscal year 2011, we will be required to include a report of management on its internal control over financial reporting.  The internal control report must include a statement:

●	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;
●	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and
●	of the framework used by management to evaluate the effectiveness of our internal control over financial reporting.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule.  In the event that we are unable to, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the Securities and Exchange Commission, which could also adversely affect the market price of our securities and our ability to secure additional financing as needed.

Our operations are currently focused in China, and any adverse change to the economy or business environment in China could significantly affect our operations, which would lead to lower revenues and reduced profitability.

Our operations are currently concentrated in China. Because of this concentration in a specific geographic location, we are susceptible to fluctuations in our business caused by adverse economic or other conditions in this region, including natural or other disasters. A stagnant or depressed economy in China, or in any of the other markets that we serve, could adversely affect our business, results of operations and financial condition.

Labor disputes could significantly affect our operations.

Labor disputes with our employees or labor disputes, work stoppages or slowdowns at any of its subcontractors or suppliers could significantly disrupt operations or expansion plans. Delays caused by any such disruptions could materially affect projections for increased capacity, production and revenues, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Relating to the People's Republic of China

Certain political, geographic and economic factors relating to operating in the PRC could adversely affect our company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

The uncertain applications of many relatively new PRC laws that may apply to us create an unpredictable environment for our business operations and could have a material adverse effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Labor costs may be increased due to the implementation of the new PRC Labor Contract Law.

The PRC Labor Contract Law was adopted by the Standing Committee of the National People’s Congress of PRC on June 29, 2007 and became effective on January 1, 2008. The implementation of the new law, especially the following provisions, may increase our labor costs: (a) an employer shall make monetary compensation, which shall be based on the number of an employee’s working years with the employer at the rate of one month’s wage for each year, to the employee upon termination of the employment contract with certain exceptions (for example, in the circumstances where the term of a fixed-term employment contract expires and the employee does not agree to renew the contract even though the conditions offered by the employer are the same as or better than those stipulated in the current contract); (b) the wages of an employee on probation may not be less than the lowest wage level for the same job with the employer or less than 80% of the wage agreed upon in the employment contract, and may not be less than the local minimum wage rate; (c) if an employee has been working for the employer for a consecutive period of not less than 10 years, or if a fixed-term employment contract with an employee was entered into on two consecutive occasions, generally the employer should enter into an open-ended employment with such employee, unless the employee requests for a fixed-term employment contract; (d) if an employer fails, in violation of the related provisions, to enter into an open-ended contract with an employee, it shall each month pay to the employee twice his wage, starting from the date on which an open-ended employment contract should have been entered into; (e) if an employer fails to enter into a written employment contract with an employee more than one month but less than one year after the date on which the employer started using him, the employer shall each month pay to the employee twice his wage; and (f) if an employer hires an employee whose employment contract with another employer has not yet been terminated or ended, causing the other employer to suffer a loss, it shall be jointly and severally liable with the employee for the compensation of such loss. Our labor costs may increase due to the implementation of the new PRC Labor Contract Law and our business and results of operations may be materially and adversely affected.

Currency conversion could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or “SAFE,” effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE and its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Exchange rate volatility could adversely affect our financial condition.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. If we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Since most of our assets are located in the PRC, any dividends of proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our assets are predominantly located inside PRC. Under the laws governing Foreign Invested Enterprises in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency's approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Risks Associated with our Securities

Our securities are restricted securities with limited transferability.

Our securities should be considered a long-term, illiquid investment. Our Common Stock has not been registered under the Act, and cannot be sold without registration under the Act or any exemption from registration. In addition, our Common Stock is not registered under any state securities laws that would permit their transfer. Because of these restrictions and the absence of an active trading market for the securities, a shareholder will likely find it difficult to liquidate an investment.

We may be subject to penny stock rules which will make the shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a per share price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

Our shares of common stock are not currently traded on any exchange, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock in the future.

Our shares of common stock are not currently traded on any exchange. There can be no assurance that there will be an active market for our shares of common stock in the future. Investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of the Warrants. We may receive proceeds in the event some or all of the Warrants held by the selling security holders are exercised for cash. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.

DETERMINATION OF OFFERING PRICE

The offering price of the Preferred Shares and the Agent Warrants do not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our Common Stock underlying the Preferred Shares and Agent Warrants are not listed on a public exchange, we will be filing to obtain a listing on the OTCBB after the effectiveness of our Registration Statement. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our Warrants. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling stockholders consist of 1,487,018 shares of our Common Stock, $0.001 par value, including (i) 752,200 shares of Common Stock underlying the Preferred Shares sold in the private placement that closed on December 20, 2011; (ii) 75,220 shares of Common Stock issuable upon exercise of the Agent Warrants, which were issued in the private placement that closed on December 20, 2011; (iii) 62,598 shares of common stock held by the Bay Peak Shareholders; and (iv) 597,000 shares of common stock issued to the selling stockholders pursuant to the terms of the Share Exchange.

The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of January 27, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owed after Offering
China – Ground Floor Holdings IX LP (2)	127,200	127,200	0	0%
China Canadian Opportunity IX LP (3)	500,000	500,000	0	0%
Qun Zhao	125,000	125,000	0	0%
2025494 Ontario Inc. (4)	234	234	0	0%
4042450 MB LTD. (5)	234	234	0	0%
Cynthia Aasen	234	234	0	0%
Ace Max Capital Enterprises, LLC (6)	937	937	0	0%
Brad Anaka	234	234	0	0%
Connie Anaka	234	234	0	0%
Jason Anderson	234	234	0	0%
George Ansell	234	234	0	0%
James Ansell	234	234	0	0%
Richard Ansell	234	234	0	0%
Robert Ansell	234	234	0	0%
Tina Ansell	234	234	0	0%
Jens Richard Bach	234	234	0	0%
Lynn Balter	234	234	0	0%
Neil Balter	234	234	0	0%
Dorothy Barbour	234	234	0	0%
Scott Barras	234	234	0	0%
Mary Barras	234	234	0	0%
Jatinder Basran	234	234	0	0%
John Bean	937	937	0	0%
Amardeep Bratch	234	234	0	0%
Manjinder Bratch	234	234	0	0%
James Brebner	468	468	0	0%
Albert Bushell	234	234	0	0%
Gordon Bushell	234	234	0	0%

Robert Busse	234	234	0	0%
Christopher Callahan	234	234	0	0%
Cynthia Callahan	234	234	0	0%
Richard Callahan	234	234	0	0%
Joan Carpenter	234	234	0	0%
John Carpenter	234	234	0	0%
Jennifer Carroll	234	234	0	0%
Phil Carroll	234	234	0	0%
Gary Castrucci	703	703	0	0%
Lester Cey	234	234	0	0%
Gordon Clements	703	703	0	0%
Angela Crowder	234	234	0	0%
Martyn Crowder	234	234	0	0%
Candice Davidson	234	234	0	0%
William Davidson	234	234	0	0%
Terry Dempsey	468	468	0	0%
Steve Dengate	703	703	0	0%
Jill Drever	234	234	0	0%
Mike Drever	234	234	0	0%
Emilie Dupont	234	234	0	0%
Phyllis Dutchak	234	234	0	0%
Andy Eisenbock	234	234	0	0%
Sandra Eisenbock	234	234	0	0%
Peter Elkington	1,171	1,171	0	0%
Robert Elkington	1,405	1,405	0	0%
Peter Eshenko	468	468	0	0%
Haneef Esmail	1,874	1,874	0	0%
David Farca	234	234	0	0%
Maria Farca	234	234	0	0%
James Ferrie	468	468	0	0%
Robert Florek	234	234	0	0%
Dianna Follack	234	234	0	0%
Neil Friesen	1,171	1,171	0	0%
Dick Friss	234	234	0	0%
Sylvianne Friss	234	234	0	0%
Dean Gagon	234	234	0	0%
Cecilia Giacobbi	234	234	0	0%
Steven Giacobbi	234	234	0	0%
Amaninder Gill	234	234	0	0%
Barry Goldstin	234	234	0	0%
Branden Grehan	234	234	0	0%
Elaine Grehan	234	234	0	0%
Liam Grehan	234	234	0	0%
Paul Grehan	234	234	0	0%
Kevin Haakstad	234	234	0	0%
Amy Hahn	234	234	0	0%
Cheryl Hahn	234	234	0	0%
Jeff Hahn	234	234	0	0%
Justin Hansen	234	234	0	0%
Randy Hansen	234	234	0	0%
Shirley Hansen	234	234	0	0%
Abby Harbour	234	234	0	0%
David Habrour	234	234	0	0%
Jay Harris	234	234	0	0%
Richard Harris	234	234	0	0%
David Haskins	234	234	0	0%
Sally Haxthow	234	234	0	0%
Richard Hayward	2,576	2,576	0	0%
Kathy Heise	234	234	0	0%
Lilian Heise	234	234	0	0%
Linda Heise	234	234	0	0%
Raymond Heise	234	234	0	0%
Kelly Hennessey	234	234	0	0%

David Hlufman	234	234	0	0%
Elaine Hlufman	234	234	0	0%
Honeysuckle Holding Ltd. (7)	234	234	0	0%
Karen Horner	234	234	0	0%
Robert Horner	234	234	0	0%
R. Adam Hornung	234	234	0	0%
Heidi Hornung-Scherr	234	234	0	0%
Paul Adrian Jaques	234	234	0	0%
Rosemary Jaques	234	234	0	0%
Steve Jillings	937	937	0	0%
Sunita Singh	234	234	0	0%
Laurie Jonhston	234	234	0	0%
Ryan Johnston	234	234	0	0%
Tina Louis Kam	234	234	0	0%
Kema Management Ltd. (8)	234	234	0	0%
Brian Key	234	234	0	0%
Joseph Klassen	234	234	0	0%
Theresa Klassen	234	234	0	0%
Donna Klym	234	234	0	0%
Regina Korby	234	234	0	0%
Aleksander Kot	234	234	0	0%
Patricia Lalonde	234	234	0	0%
Dale Lawson	234	234	0	0%
Mary Lawson	234	234	0	0%
Nicholas Leitch	937	937	0	0%
Praxede Lepine	234	234	0	0%
Michel Levesque	234	234	0	0%
Lower Mainland Bailiff Ltd. (9)	234	234	0	0%
Douglas Macleod	234	234	0	0%
Ed Maggard	234	234	0	0%
Jonathan Mara	937	937	0	0%
L. Joan Mara	234	234	0	0%
Larry Marchman	234	234	0	0%
Tom McKeown	234	234	0	0%
Joannne Mellquist	234	234	0	0%
Kennith Mellquist	703	703	0	0%
David Mills	234	234	0	0%
Carolyn Murphy	234	234	0	0%
Mark Murphy	234	234	0	0%
Amand Events & Décor (10)	234	234	0	0%
Gerard O’Mahoney	234	234	0	0%
Daniel Orton	234	234	0	0%
Pamela Orton	234	234	0	0%
John Partridge	234	234	0	0%
Sally Perchaluk	234	234	0	0%
David Peters	234	234	0	0%
Jozef Povazan	234	234	0	0%
James Psaki	234	234	0	0%
Craig Richman	234	234	0	0%
Lisa Richman	234	234	0	0%
Lawrence Rosenberg	234	234	0	0%
Sharon Rosenberg	234	234	0	0%
Paul Ross	234	234	0	0%
Ryebridge Capital Corp. (11)	234	234	0	0%
Pauline Sandhu	234	234	0	0%
Nevin Sangha	234	234	0	0%
Tammy Sangha	234	234	0	0%
Ron Sarrasin	234	234	0	0%
Peter Schulhof	1,639	1,639	0	0%
Earl Scudder	234	234	0	0%
Mark Scudder	234	234	0	0%
Kathy Sharan	234	234	0	0%
Rahoul Sharan	234	234	0	0%
Glenn Shreuer	234	234	0	0%

Dianne Speranza	234	234	0	0%
April Stacy	234	234	0	0%
Tony Stacy	234	234	0	0%
David Steele	1,639	1,639	0	0%
Peter Steele	234	234	0	0%
James Stewart	468	468	0	0%
Jason Stych	234	234	0	0%
Debra Taggart	234	234	0	0%
Malik Talib	1,171	1,171	0	0%
Rahim Talib	937	937	0	0%
Debra Tammaro	234	234	0	0%
Clinton Thierman	234	234	0	0%
Elisabeth Thompson	234	234	0	0%
Gab-Riel Turenne	234	234	0	0%
Uluru Management Co. Ltd. (12)	234	234	0	0%
Richard Unrau	234	234	0	0%
Tanya Unrau	234	234	0	0%
Janet Wallace	937	937	0	0%
John Warner	234	234	0	0%
Darren Wiebe	234	234	0	0%
Jennifer Wilkinson	234	234	0	0%
Cindy Williams	234	234	0	0%
Ying Xu	234	234	0	0%
Gary Yurkovich	234	234	0	0%
Rodney Zawalykut	234	234	0	0%
Ning Zhang	234	234	0	0%
Kema Management (USA), Inc. (13)	1,502	1,502	0	0%
Grandview Capital (14)	25,044	25,044	0	0%
Ground Floor Capital Management Ltd. (15)	38,476	38,476
Tyler Doherty (16)	9,000	9,000	0	0%
Rhonda Reed (17)	2,700	2,700	0	0%
Ally Joy Investments Limited (18)	406,629	406,629	0	0%
Ever Expert Investments Limited (19)	29,745	29,745	0	0%
Perfect Precise Investments Limited (20)	29,745	29,745	0	0%
Richever Limited (21)	6,068	6,068	0	0%
CFO Oncall Asia, Inc.. (25)	10,617	10,617	0	0%
David Delk and Shiyuan Jia	608	608	0	0%
Litian Hou	6,068	6,068	0	0%
Lina Li	6,068	6,068	0	0%
Junmin Zou	6,068	6,068	0	0%
Qiang Ma	6,068	6,068	0	0%
Zhaozhen Chang	19,420	19,421	0	0%
Bestrate Capital Limited (22)	28,645	28,645	0	0%
Adam Wasserman	3,034	3,034	0	0%
Elsa Sung	1,517	1,517	0	0%
Fang-Lan Wang	1,517	1,517	0	0%
Peter Goldstein	25,837	25,837	0	0%
Trilogy Capital Partners, Inc. (23)	8,796	8,796	0	0%
Vstock Transfer, LLC (24)	550	550	0	0%
TOTAL	1,487,018	1,487,018	0	0%

(1)
These shares represent the shares underlying the Preferred Shares sold in the Offering completed on December 20, 2011. This stockholder has represented to us that David Steele is the natural person with voting and investment control over these shares.

(2)
These shares represent the shares underlying the Preferred Shares sold in the Offering completed on December 20, 2011. This stockholder has represented to us that David Steele is the natural person with voting and investment control over these shares.

(3)
These shares represent the shares underlying the Preferred Shares sold in the Offering completed on December 20, 2011. This stockholder has represented to us that David Steele is the natural person with voting and investment control over these shares.

(4)	This stockholder has represented to us that Steve Dengate is the natural person with voting and investment control over these shares.
(5)	This stockholder has represented to us that Paul Perchaluk is the natural person with voting and investment control over these shares.
(6)	This stockholder has represented to us that Max Cohen is the natural person with voting and investment control over these shares.

(7)	This stockholder has represented to us that Pat Delesalle is the natural person with voting and investment control over these shares.
(8)	This stockholder has represented to us that David Steele is the natural person with voting and investment control over these shares.
(9)	This stockholder has represented to us that Richard Hayward is the natural person with voting and investment control over these shares.
(10)	This stockholder has represented to us that Amaninder Gill is the natural person with voting and investment control over these shares.
(11)	This stockholder has represented to us that Paul Grehan is the natural person with voting and investment control over these shares.
(12)	This stockholder has represented to us that Rahim Talib is the natural person with voting and investment control over these shares.
(13)	This stockholder has represented to us that David Steele is the natural person with voting and investment control over these shares.
(14)	These shares represent the shares underlying the Agent Warrants. This stockholder has represented to us that Peter Goldstein is the natural person with voting and investment control over these shares.
(15)
These shares represent the shares underlying the Agent Warrants. The placement agent assigned their rights to 38,746 of the Agent Warrants to this individual. This stockholder has represented to us that David Steele is the natural person with voting and investment control over these shares.

(16)	These shares represent the shares underlying the Agent Warrants. The placement agent assigned their rights to 9,000 of the Agent Warrants to this individual.
(17)	These shares represent the shares underlying the Agent Warrants. The placement agent assigned their rights to 2,700 of the Agent Warrants to this individual.
(18)
This stockholder has represented to us that the sole shareholder of this entity is Jian Xin but the sole director is Yushan Wei, our Chief Executive Officer Yushan Wei is the natural persons with voting and investment control over these shares.

(19)	This stockholder has represented to us that Yongchun Lin is the natural person with voting and investment control over these shares.
(20)	This stockholder has represented to us that Wem Zhu is the natural person with voting and investment control over these shares.
(21)	This stockholder has represented to us that Chaoying Li is the natural person with voting and investment control over these shares.
(22)	This stockholder has represented to us that Xizowei Feng is the natural person with voting and investment control over these shares.
(23)	This stockholder has represented to us that A.J. Cervantes is the natural person with voting and investment control over these shares.
(24)	This stockholder has represented to us that Seth Farbman is the natural person with voting and investment control over these shares.
(25)	This stockholder has represented to us that Adam Wasserman is the natural person with voting and investment control over these shares.

To our knowledge, none of the selling stockholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 1,487,018 shares of our Common Stock, including (i) 752,200 shares of Common Stock underlying the Preferred Shares sold in the private placement that closed on December 20, 2011; (ii) 75,220 shares of Common Stock issuable upon exercise of the Agent Warrants, which were issued in the private placement that closed on December 20, 2011; (iii) 62,598 shares of common stock held by the Bay Peak Shareholders; and (iv) 597,000 shares of common stock issued to the selling stockholders pursuant to the terms of the Share Exchange.

Each selling stockholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

In the discussion that follows, we have summarized selected provisions of our articles of incorporation relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our articles of incorporation and our bylaws. You should read the provisions of our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Stock

We are authorized by our Articles of Incorporation to issue an aggregate of 200,000,000 shares of capital stock, of which 100,000,000 are shares of common stock, par value $0.001 per share (the “Common Stock”) and 100,000,000 are shares of blank check preferred stock, par value $0.001 per share (the “Preferred Stock” or “Preferred Shares”). As of, January 27, 2012, 13,800,000 shares of Common Stock and 752,200 shares of Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Series A Preferred Stock

As part of the private placement which closed on December 20, 2011, we issued shares of Preferred Stock that are mandatorily convertible in their entirety upon the effectiveness of a registration statement filed by the Corporation with the Securities and Exchange Commission.  The holders of our Preferred Stock shall be paid 10% dividends on an annual basis, payable semi-annually.  The Preferred Shares are eligible to be converted into shares of our Common Stock at anytime, and at the sole election of the holder. The Preferred Shares contains provisions that protect its holder against dilution by adjustment of the conversion in certain events such as stock dividends, stock splits and other similar events.  In addition, if the we agree to issue or issues shares of common stock or securities convertible into or exchangeable or exercisable for common stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share less than the conversion price of the Preferred Stock (as defined in the Certificate of Designation) immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the conversion price of the Preferred Stock shall be reduced to such other lower price.

Agent Warrants

As part of the private placement which closed on December 20 2011, the Company issued warrants to our placement agent to purchase up to 75,220 shares of our Common Stock.  Each warrant entitles the holder to purchase share of common stock for five years at an exercise price of $2.40 per share (the “Exercise Price”). We are prohibited from effecting the exercise of the warrant to the extent that as a result of such exercise the holder of the exercised warrant beneficially owns more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant and upon conversion of the shares of Preferred Stock. The warrant contains provisions that protect its holder against dilution by adjustment of the exercise price in certain events such as stock dividends, stock splits and other similar events.

This summary description of the Agent Warrants is qualified in its entirety by reference to the Form of Agent Warrant attached hereto as Exhibit 10.2.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated balance sheets as of December 31, 2010 and 2009 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended included in this prospectus have been audited by Sherb & Co., LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The validity of the issuance of the common stock hereby will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

DESCRIPTION OF BUSINESS

Our Corporate History and Background

We were incorporated in the State of Nevada on December 31, 2009 as a blank check development stage company formed for the purpose of acquiring an operating business, through a merger, stock exchange, asset acquisition or similar business combination.  Prior to our reverse acquisition of Shiny Gold on February 11, 2011, we made no efforts to identify a possible business combination and had not previously conducted negotiations or entered into a letter of intent concerning any target business.

On February 11, 2011, we completed a reverse acquisition transaction through a share exchange with Shiny Gold whereby we acquired all of the issued and outstanding ordinary shares of Shiny Gold in exchange for 12,800,000 shares of our common stock, par value $0.001 per share, which shares constituted approximately 92.8% of our issued and outstanding shares, as of and immediately after the consummation of the reverse acquisition.  As a result of the reverse acquisition, Shiny Gold became our wholly owned subsidiary and the former shareholders of Shiny Gold became our controlling stockholders.  The share exchange transaction with Shiny Gold was treated as a reverse acquisition, with Shiny Gold as the acquirer and the Company as the acquired party.  Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Shiny Gold and its respective consolidated subsidiaries.

Upon the closing of the reverse acquisition, Peter Goldstein resigned from all offices that he held effective immediately.  In addition, Mr. Goldstein resigned from his position as our sole director, which will become effective on the tenth day following our mailing of an information statement (the “Information Statement”) to our stockholders in compliance with the requirements of Section 14f-1 of the Exchange Act. The Information Statement was mailed to our stockholders on or about February 15, 2011.

Also upon the closing of the reverse acquisition, our board of directors appointed Yushan Wei to fill the vacancy created by the resignation of Mr. Goldstein. Such appointment will become effective on the tenth day following our mailing of the Information Statement to our stockholders. In addition, our board of directors appointed Yushan Wei to serve as our President and Chief Executive Officer and Yufeng Wei as our Chief Operating Officer, effective immediately at the closing of the reverse acquisition.

As a result of our acquisition of Shiny Gold, Shiny Gold became our wholly owned subsidiary and we have assumed the business and operations of Shiny Gold and its subsidiaries. We plan to change our name to more accurately reflect our new business operations.

Corporate Structure

GSP-2, Inc. owns all of the Ordinary Shares of Shiny Gold.  Shiny Gold was formed under the laws of the British Virgin Islands on May 20, 2010.  Shiny Gold owns all of the share capital of Heng Chang HK.  Heng Chang HK owns all of the share capital of Hengchang Business Consultants, a wholly foreign owned enterprise located in the PRC.  On February 10, 2011, Hengchang Business Consultants entered into a series of agreements (the “Contractual Arrangements”) with each of the Operating Companies and their respective shareholders.

Shiny Gold controls and receives the economic benefits of their business operations through the Contractual Arrangements, but does not own any equity interests in the Operating Companies.  In addition, as a result of the Contractual Arrangements, the Operating Companies are deemed to be Shiny Gold’s variable interest entities and, accordingly, Shiny Gold consolidates the Operating Companies’ results, assets and liabilities into its financial statements.

Shiny Gold’s organizational structure was developed to permit the infusion of foreign capital under the laws of the PRC and to maintain an efficient tax structure, as well as to foster internal organizational efficiencies.  The corporate structure of the Company as a result of the Share Exchange is as follows:

Foreigner
100%
ALLY JOY INVESTMENTS LIMITED
EVER EXPERT INVESTMENTS LIMITED
PERFECT PRECISE INVESTMENTS LIMITED
BESTRATE CAPITAL LIMITED
RICHEVER LIMITED
CFO ONCALL ASIA, INC.
LONGSPRINGS, LLC
DAVID DELK SHIYUAN JIA
LITIAN HOU
LINA LI
JUNMIN ZOU
QIANG MA
ZHAOZHEN CHANG
72.236%
5.284%
5.284%
5.284%
1.078%
1.886%
1.078%
0.108%
1.078%
1.078%
1.078%
1.078%
3.45%
GSP-2, INC.
SHINY GOLD HOLDINGS LIMITED
100%
HENG CHANG PRODUCE (HK) INVESTMENTS, LTD.
Offshore
100%
SIPING HENGCHANG BUSINESS CONSULTANTS CO., LTD.
Onshore
VIE Control
JILIN HENGCHANG AGRICULTURE DEVEOPMENT CO., LTD.
JILIN HENGJIU GRAIN PURCHASE AND STORAGE CO. LTD.
48%
52%
70%
15%
15%
YUFENG WEI
YUSHAN WEI
WENBIAO WEI
SHULAN YU
Slow Walk Ageement

Our Industry

China’s economy has grown rapidly in recent years making China one of the fastest growing economies in the world. China’s agricultural industry has also grown significantly, driven by the growth of the overall economy.  According to the China Statistical Abstract, the increase in China’s agricultural production is the result of an increase in the consumption of food products such as crops and meat proteins for human and animal nutrition, as well as food products for industrial uses such as fuels and materials.  However, while domestic productions have grown, it has not kept pace with consumption resulting in imports of many agricultural products such as corn.

Despite its recent rapid growth, the agricultural industry in China remains at an early stage of modernization, with significant manual labor and less usage of advanced machinery and irrigation than that of developed economies. The Chinese agricultural sector is primarily made up of small, family-oriented farms. In an effort to modernize and promote development of the agricultural industry in China, the Chinese government has provided substantial financial support to agricultural and related business through low interest loans, preferential tax treatments, financial subsidies and other measures.  In the mean time, Chinese farmers are increasingly using improved production techniques and products, including hybrid seeds.

Corn

Increasingly, corn is becoming an important crop in China because it has a number of uses, including the use as livestock feed, source of industrial products and a source of fuel in the form of ethanol. In addition, rice is an important human food crop, cotton is an important industrial crop and canola is used to produce cooking oil.

China is the world’s second largest corn producer after the United States.  Coincident with the growth of its economy and the agricultural industry, corn production in China has grown at a rate more than twice the growth rate of the United States.  Corn is used primarily as animal feed particularly for chickens and pigs as well as food for human consumption.  According to the China National Grain and Oil Information Center, almost three quarters of China’s total corn production was used to produce animal feed and 20% was used to produce ethanol, and the other 5% was used for human consumption.

The increasing demand for corn in China has been partially driven by the increasing demand for animal feed, which in turn has been driven by the significant growth in meat consumption as a result of the recent rapid growth in per capita disposable income in China.   For more than two decades, China was one of the world’s largest net corn exporting countries. However, due to the rapid increase on domestic demand for corn in China, China now exports significantly less corn than it used to and its imports of corn have increased considerably.

We believe production of, and demand for, corn are likely to continue to rise as Chinas economy further develops, driven by increasing demands across all major uses of corn.  Given limitations on land available for corn production, we believe use of hybrid corn seeds that can produce corn with characteristics such as high yielding drought or pest resistant or high oil content is also likely to continue to increase.  As competition for suitable land in China for other crops continues while demand for corn increases, Chinese farmers may be inclined to utilize better production methods to increase yields and improve the quality and attributes of their corn products.  We believe that the relatively low corn consumption per capita in China coupled with the rapid increase in domestic demand for corn demonstrates significant potential for China’s corn market to further grow.

Corn Seed

The Chinese agricultural seed industry is fragmented, with the corn seed market in particular being served by approximately 5,000 small, local seed suppliers. Most of these seed companies were established in the 1960s and 1970s by local county governments to address Chinese central government agricultural initiatives. They were designed at the time to provide service and support to local farmers. These local seed providers usually sell varieties of agricultural seeds that have been grown in their respective locales for years. Improved seed products have been generally available in China through large multinational suppliers, the largest being Pioneer Hi-Bred International, Inc., or Pioneer, Monsanto Company, or Monsanto, and Syngenta AG, or Syngenta, each of which established operations in China more than a decade ago.

The average lifespan of a typical product in our industry is five to seven years. After this period, the product begins to lose potency and develops material genetic weaknesses that make the product significantly less attractive in the marketplace. New hybrids are approved every year and the speed at which technology changes is driven by the amount of high quality hybrids produced in the local region for the local seed type. One product may dominate a particular region for a three to five year time period, and then dominance may shift depending on the available seeds for the local soil types.

Participation in the crop seed business is a highly regulated activity in the PRC. In July 2000, China enacted its Seed Law, which became effective on December 1, 2000. The Seed Law was revised in August 2004. The Seed Law sets forth provisions concerning the development, government approval, production, and distribution of crop seeds. Various provinces have enacted regulations to implement the Seed Law.

Under the Seed Law, for a company to engage in the seed business, it must obtain two licenses. One is the production license, which is issued at the provincial level, entitling the holder to engage in seed production in that province. The production license specifies the types of seeds that may be produced, the location of the production of the seeds, and the term of the production license. The second is a license to distribute seeds. Generally, a distribution license is issued by the government at the county level or above. A seed company must obtain a provincial-level license to distribute major crop seeds in that province. In addition, a national level license is necessary for a seed company to distribute seeds nationwide. Among other standards, the amount of the licensee’s registered capital determines if the distribution license is issued at the national or local level, along the following lines:

•	to obtain a national distribution license, the licensee must have a registered capital of at least RMB30 million (approximately US$4,418,327);
•	to obtain a provincial license to distribute hybrid seed varieties, the licensee must have a registered capital of at least RMB5 million (approximately US$736,388); and
•	to obtain a provincial license to distribute non-hybrid seed varieties, the licensee must have a registered capital of at least RMB1 million (approximately US$147,278).

We have a provincial hybrid seed distribution license, which entitles us to sell major crop seeds in Jilin province in the PRC. Our general business license includes provincial hybrid seed distribution as a part of our permissible operating items. As such, we are not required to obtain a separate license for our seed distribution business.

Our Products

We purchase, store and sell corn and corn seed in China. We currently have the capacity to purchase and store up to 350,000 tons of corn and corn seeds on an annual basis.

Corn

We purchase, store and sell corn. We purchase almost all of our corn in Jiling province from local farmers and sell approximately 90% of our corn product to Nanning Granary Reserve and Liuzhou Granary Reserve in Guangxi province. Our corn product is primarily used for commercial livestock feeding, and a small portion of our corn products are used for renewable energy uses and raw materials for corn starch.

Corn Seed

New crop seeds must pass examination and approval by national or provincial governmental authorities before they are marketed and distributed. The examination and approval committees usually consist of professionals and experts from the agricultural and forestry governmental agencies. Once they pass the test and verification, these types of corn may be marketed and distributed

The chart below provides selected summary information about our corn seed products:

Name	Promoting Area	Growth Area
Defeng 359	Jilin Province	Mid-Late maturity
Hongyu 29	Jilin Province	Mid-Late maturity

Defeng Seed Co., Ltd. (“Defeng”) has the production and planting rights of Defeng 359 and Hongyu 29; the two seeds have passed the examination and obtained approval from the Jilin Crop Variety Examination and Approval Committee. The two seed have been widely planted in three northeastern provinces and in certain areas in Inner Mongolia. Through contractual arrangements, we have joint use rights to Defeng 359 and Hongyu 29 with Defeng. Under the joint use right agreements, we paid Defeng a total of 3.0 million RMB (approximately $463,000) for land lease, processing, storage and shipping expenses and Defeng provides us with parent seeds and the technical support to enable us to breed the seeds for commercial resale. We are permitted to breed, operate and sell the two seed varieties. We contracted a large seed breeder in Xinjiang in 2011and several small seed breeders in Jilin provinces in 2010 to breed the seeds for us and we purchase seeds from them at harvest. We provide the parent seeds combinations to the seed breeders and guarantee for the yield rate per acre and the hybrid seed purchase price at harvest. The seed breeder is responsible for breeding the seeds in accordance to a set of hybrid corn seed production process. At harvest, we have the exclusive right to purchase all seeds produced by the seed breeder we contracted. We sell our seed products to local farmers in Jilin province. Besides Defeng, we believe we are the primary grower and distributor of the two seed varieties in Jilin province. Defeng 359 accounted for approximately 90% of our annual seed sales volume.

Customers

Three customers and two customers accounted for approximately 100% of our revenue during the three months periods ended September 30, 2011 and 2010. Three customers and two customers accounted approximately 100% of our revenue during the nine month periods ended September 30, 2011 and 2010.  For the years ended December 31, 2010 and 2009, three customers accounted for 94.0% and 72.4% of the Company’s revenues, respectively.

All of our customers are located in the PRC. Our major customers are granary reserves in the Guangxi province and a seed company in Jinlin province. Below is a list of our largest customers:

•	Guangxi Nanning Granary Reserve;
•	Guangxi Liuzhou Granary Reserve; and
•	Jilin Defeng Seed Co. Ltd.

Guangxi Nanning Granary Reserve and Guangxi Liuzhou Granary Reserve accounted for approximately 90% of our total corn sales. Our contracts with Guangxi Nanning Granary Reserve provides for us to receive a payment when the products are delivered. Our contracts with Guangxi Liuzhou Granary Reserve generally require Guangxi Liuzhou Granary Reserve to make 50% of prepayments prior to the products are delivered.  Jilin Defeng Seed Co. Ltd. (“Defeng”) accounted for approximately 83% of our total seed sales and  Defeng is required to make payments when seeds are delivered. No other customer accounted for more than 10% of our sales.

Suppliers

Four suppliers accounted approximately for 84.8% and 76.9% during the three month and nine month periods ended September 30, 2011 respectively, of our purchases. We did not have any supplier accounted for more than 10% of its total purchase prior to December 31, 2010. Prior to December 31, 2010, we primarily purchased our corn directly from local farmers and small local brokers. In 2011, as the demand for our corn product continues to grow, we secured purchase agreements with large companies and brokers in Jilin province to ensure we can meet our customers’ demand. Below is a list of our largest suppliers:

•	Jinlin Lishu Caijia Zhonggu National Granary Reserve;
•	Gongzhuling Jinyu Grain Purchase and Storage Co., Ltd.;
•	Gongzhuling Shuangyin Agricultural Development Co., Ltd.; and
•	Zhuang Weizhou ( Grain Broker)

Our purchase agreements generally require us to make certain amount of prepayments prior to the products being delivered to us. We do not have formal contracts with Zhuang Weizhou and we make payments to him as the products are delivered. No other suppliers accounted for more than 10% of our sales.

Research & Development

We believe that our future success depends on our ability to provide high quality and advanced products to our customers. We currently do not have a dedicated research team in-house. We conduct research and development in cooperation with the Corn Research Institute at Jilin Academy of Agricultural Sciences (“Jilin Academy”). We have a seed research and development agreement with Jilin Academy. Under the agreement with Jilin Academy, we agree to utilize Academy’s nationally recognized corn and sorghum seed experts and senior technicians to conduct research and development activities on various seed varieties. We will provide financial incentives to Jilin Academy when new crop seeds are approved by national or provincial governmental authorities. We will have the primary commercial rights to the crop seeds developed by Jilin Academy under the agreement and Jilin Academy will receive royalty payments when we start to sell the crop seeds.

Quality Control

We believe our product quality standards are generally higher than the national industry standards in China.

Intellectual Property

Many elements of our proprietary information, such as production processes, technologies, know-how and data are not patentable in China.  We rely primarily on a combination of trade secrets, trademarks, and confidentiality agreements with employees and third parties to protect our intellectual property.

Growth Strategy

We anticipate growing our business through acquisition of additional land use rights, cultivation of that land, and modernization of farming techniques.  We have recently obtained approximately 7,400 acres of farming land use right and expect to begin cultivating and farming the land in the summer of 2012.  This will produce approximately 30, 000 tons of corn.  Our state of the art facilities are set up to separate, store and distribute the corn products for us and the local farmers.  This unique operating process facilitates the sales of the seed and fertilizer all the way through to the distribution and sales of the harvested corn.   Additional growth strategy for us is in our acquisition of land use rights.  We anticipate acquiring 17,000 additional land use acreage rights by end of 2013 but have not yet entered into any agreements to acquire this land.  With us reaching our ultimate goal to cultivate and harvest more than 50,000 acres of corn by 2015, we will more than double our current volume, and with the increase in efficiency we expect we will continue to increase our  profits.

We formed two agricultural cooperative associations with several other individuals in 2011. Being a founding member of the cooperative associations will enable us to have direct access to farmer members’ crop products, and obtain the crop products at a better price which in turn will allow us to enjoy higher profit margin.  We will also be able to distribute our seed products directly to farmer members. Through the agricultural cooperative associations, our farmer members will be able to purchase seeds from us at a lower than market price while we are able to sell our seeds to the members at a price higher than we sell to distributors.

Marketing and Customer Support

Our product marketing and our customer support are closely linked. Approximately 90% of our corn product is sold to customers in Guangxi province with the rest of our corn customers in other provinces. We supply our seed products to over 120,000 farmers; majority of the farmers are located in Jilin province, with a small portion of the farmers in Liaoning and Heilongjiang provinces and Inner Mongolia Autonomous Region.  We have assigned nine sales representatives to Jilin province and twelve sales representatives in Heilongjiang, Liaoling, Guangxi, Guizhou, and Xinjiang provinces. We also distribute through 35 distributors in Jilin province, and 73 distributors in  Heilongjiang, Liaoling, Guangxi, Guizhou, and Xinjiang provinces.

Competition

The agricultural industry in China is highly fragmented, largely regional and competitive. We do expect future competition; however, there is no immediate or direct competitor with us in our corn business, as we are the largest seller in the Gongzhulin province.  Additionally, starting in 2010, there has been a shortage of corn supply globally and the supply in the PRC is limited.  We do not believe we will have difficulties in selling all of our corn crop inventories.

In our seed business, we face competition at three primary levels, including other private Chinese companies, smaller local seed companies, and large multinational hybrid and genetic modified seed producers.  Currently, we believe that we can compete effectively with each of these competitors and that we can continue to do so in the future.

We do not directly compete with the multinational Seed Companies. Although these companies typically have competitive advantages from the standpoint of their financial resources, the high quality of their seed products, and biotechnological capabilities. However, the unique aspects of the Chinese crop seed market, which distinguish it from the market in Western countries, have proven a significant barrier to entry for these very large companies, even though they have come to the market through joint ventures formed with existing Chinese seed companies. The principal difference between the Chinese and Western markets is that in China a large number of low volume sales are made to local farmers, while in the West, relatively few sales of very large volumes make up the majority of product sales. As a result, success in China depends on marketing and distributing effectively to a very large number of small customers.

Relatively few Chinese companies have achieved any degree of success in doing so, and the international competitors have not succeeded to any meaningful degree. These multinationals rely heavily on genetically modified seed products.  Genetically modified seed products have only begun to be accepted in China, and the extent of this acceptance is not yet determinable. Should genetically modified seed products become approved by the government on a larger scale and begin to gain broader acceptance in the market, as we expect will occur in the future, the large biotech companies would become more serious competitors. However, they will also continue to face numerous obstacles in competing with us, including the significant lead time associated with obtaining approval of a new seed (usually at least six years) and the need to establish effective sales, marketing and distribution networks to manage the large volume of small purchases that is characteristic of the Chinese market.

We believe our seed products have better brand recognition amongst local farmers and they are more suitable for the soil in the region, as such, we believe we can effectively compete with other larger domestic seed companies and smaller local seed companies. While there are six seed companies that control roughly 25% of the corn seed market of China and most of the largest crop seed companies have been in existence for much longer periods of time than we have.  Some of these larger entities are evolved state owned enterprises. We compete within these large domestic seed companies with our consistent product quality, customer and technical support, competitive pricing and widely established network amongst local farmers. The local seed companies in China are the legacy of the centrally planned agricultural economy that was predominant in China until recently. We believe the majority of these local companies lack the scale and the resources to compete with us as they do not have effective capital resources, marketing, advertising, technical support or customer service operations.

Competitive Advantages

We believe that the following strengths have contributed to our current market position in the corn seed business:

●
We have expanded the production capacity in the corn seed segment by obtaining access to additional farmland across major geographic regions in China. We currently have access to approximately 3,800 acres of farmland in Jilin and Xinjiang provinces for corn seed production.

●
Our seed products have one or more of the following special characteristics: high yield, disease resistance; drought resistance; high starch content; and stress tolerance. We are developing more varieties of corn seeds with these characteristics, as well as seeds for corn with high oil content and pest resistant corn.

●
Our core production base is strategically located in the Jilin province in the northern region of China, which is one of the largest corn seed production areas in China and is highly suited to growing corn and corn seeds due to its geographical and climate conditions.

●
We are members of two agricultural cooperative associations. We have direct access to cooperative association farmer members’ crop products. We will be able to obtain the crop products at a better price which in turn will allow us to enjoy higher profit margin.  We will also be able to distribute our seed products directly to farmer members without distributors’ markup. Through the agricultural cooperative associations, our farmer members will be able to purchase seeds from us at a lower than market price while we are able to sell our seeds to the members at a price higher than we sell to distributors.

●
Our state of the art facilities separate, store and distribute the corn products for the farmers.  This unique operating process facilitates the sales of the seed all the way through to the distribution and sales of the harvested corn. We have negotiated contracts with the government for sales of the harvested corn products.  We own our own railroad tracks that allow it to load up to 29 carts of corn at one time.  Each cart holds approximately 65 tons of corn. As our main customers are grain reserves in Guangxi province, the railroad tracks ensure that we are able to get the rail time needed to ship the products to Guangxi on time.

●
Our quality management for the production of our corn seed involves rigorous quality control and inspection procedures. For corn seed production, we carefully select parent seeds before growing seeds on a mass scale. During the entire production process, we continually provide technical guidance to the village collectives and seed production companies that are contracted to grow our seeds, and we supervise the production and harvest process.

Facilities

Our principal executive offices are located in the Gongzhuling State Agricultural Technology Park. We operate the separation, storage and distribution processes along with the business offices on approximately 42 acres of land. We have 9 storage warehouses that can have a total capacity of 350,000 tons of product.  All storage facilities are covered with cooling and air circulating systems, and are equipped with electronic grain temperature inspection systems.  We also have approximately ¼ mile of rail tracks for distribution purposes that can hold 29 train cars, each which holds approximately 65 tons of corn.

In addition, we signed an asset transfer agreement to purchase Jiling National Agriculture Technology Demonstration Park (“Demonstration Park”) for RMB 87 million (approximately $13.6 million) in March 2011 from Jilin Nongke Hi-Tech Industry Development Co., Ltd. (the “Seller”). We paid the sell price in full in October 2011. The land certificate and property ownership certificate of the Demonstration Park were originally issued in the name of the Seller when the Demonstration Park was first established. Currently, we do not directly own the land use rights, but lease the rights from the Seller. We are in the process of working with the Seller to have the land use rights formally transfer to us and we expect the process will take several months to a year to complete.  The Demonstration Park is currently not in operation due to the winter season; however we plan to begin trial planting of a new corn seed in summer of 2012.

LEGAL PROCEEDINGS

We are not presently parties to any litigation, nor to our knowledge and belief is any litigation threatened or contemplated.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quoting of our common stock on the OTCBB. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

HOLDERS

As of January 27, 2012, we had approximately 245 record holders of our common stock, holding 14,000,000 shares.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

The issued and outstanding shares of our Common Stock were issued in accordance with the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933.

DIVIDEND POLICY

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

TRANSFER AGENT AND REGISTRAR

Our independent stock transfer agent is VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, NY 11598.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form S-1. The following discussion contains forward-looking statements relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

Overview

We were incorporated in the State of Nevada on December 31, 2009 as a blank check development stage company formed for the purpose of acquiring an operating business, through a merger, stock exchange, asset acquisition or similar business combination.  Prior to the reverse acquisition of Shiny Gold Holdings Limited, a British Virgin Islands company (“Shiny Gold”) on February 11, 2011, we made no efforts to identify a possible business combination and had not previously conducted negotiations or entered into a letter of intent concerning any target business.

On February 11, 2011, we completed the reverse acquisition of Shiny Gold through the Share Exchange whereby we acquired all of the issued and outstanding ordinary shares of Shiny Gold in exchange for 12,800,000 shares of our common stock, par value $0.001 per share, which shares constituted approximately 92.8% of our issued and outstanding shares, as of and immediately after the consummation of the Share Exchange.  As a result of the Share Exchange, Shiny Gold became our wholly owned subsidiary and the former shareholders of Shiny Gold became our controlling stockholders.  The share exchange transaction with Shiny Gold was treated as a reverse acquisition, with Shiny Gold as the acquirer and the Company as the acquired party.

Upon the closing of the Share Exchange, Peter Goldstein resigned from all offices that he held.  In addition, Mr. Goldstein resigned from his position as our sole director.  Also upon the closing of the reverse acquisition, our Board of Directors appointed Yushan Wei to fill the vacancy created by the resignation of Mr. Goldstein.  In addition, our Board of Directors appointed Yushan Wei to serve as our President and Chief Executive Officer and Yufeng Wei as our Chief Operating Officer.

As a result of the Share Exchange, the Company is now a China-based agriculture company which engages in research and genetic development of corn seed, cultivation, production, purchasing, storage, and distribution of corn and other agriculture products. The Company sells high quality agricultural products as raw materials for commercial livestock feeding and other renewable energy uses.  We plan to change our name to more accurately reflect our new business operations.

Critical Accounting Policies

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements for the year ended December 31, 2010, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Our combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, and income taxes. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the combined financial statements.

Accounts receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable.  We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

As a basis for accurately estimating the likelihood of collection, we consider a number of factors when determining reserves for uncollectable accounts.   We believe that we use a reasonably reliable methodology to estimate the collectability of our accounts receivable. We review our allowances for doubtful accounts on at least a quarterly basis. We also consider whether the historical economic conditions are comparable to current economic conditions. If the financial condition of our customers or other parties that we have business relations with were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories, consisting of raw materials, work in process and finished goods related to our products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, we will record additional reserves for the difference between the cost and the market value. These reserves are recorded based on estimates.  We review inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory, if necessary. If the results of the review determine that a write-down is necessary, we recognize a loss in the period in which the loss is identified, whether or not the inventory is retained. Our inventory reserves establish a new cost basis for inventory and are not reversed until we sell or dispose of the related inventory. Such provisions are established based on historical usage, adjusted for known changes in demands for such products, or the estimated forecast of product demand and production requirements.

Biological assets

Biological assets are purchased male and female lines of parent corn seeds for cross-pollinating. Management believes the parent will produce seed products which when sold to their customers, will allow the Company’s customers to grow faster and better quality crops.  The Company has contracted to have a third party using the purchased parent corn seeds to grow hybrid seed products.  The costs to purchase and ship these seeds to the third party are capitalized as biological assets until they become commercially viable. The third party is responsible for growing hybrid seed products and all other costs including labor to cultivate the seedlings, fertilizer and other products used to grow the seedlings and resulting plants and sell the hybrid seed products to the Company at harvest. The cost of the parent corn seeds and the cost of purchasing the hybrid seed products will be allocated into inventory when the Company receives the commercially viable seed products. If management determines that biological assets are not growing in accordance to desired results, at such time, management impairs the biological assets to the extent that desired results are not achieved.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Additions and major replacements and improvements to plant and equipment accounts are recorded at cost. The cost of repairs and maintenance is expensed as incurred.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Included in property and equipment is construction-in-progress which consists of leasehold improvements and equipment  pending installation and includes the costs of construction and installation and any interest charges arising from borrowings used to finance these assets during the period of construction or installation. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for their intended use. Depreciation is computed using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Useful Life
Building and building improvements	8 - 20	Years
Manufacturing equipment	5 - 10	Years
Office equipment and furniture	5	Years
Vehicle	4 -10	Years

Land Use Rights

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government to acquire long-term interests to utilize land underlying the Company’s facilities as land use rights. This type of arrangement is common for the use of land in the PRC. Land use rights are amortized on the straight-line method over the terms of the land use rights.

Revenue Recognition

Pursuant to the guidance of ASC Topic 605, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. We derive our revenue primarily from the sale of corn crop, soybean crop and branded corn seeds.

The sales price of product sold is stated in the sales contract and is final and not subject to adjustment. The Company generally does not accept sales returns and does not provide customers with price protection. We assess a customer’s creditworthiness before accepting sales orders. Based on the above, we record revenue related to product sales upon delivery of the product to the customers.

Research and Development

Research and development costs are expensed as incurred. These costs primarily consist of fees paid to third parties and cost of material used and salaries paid for the development of our products.

Income Taxes

We are governed by the Income Tax Law of the People’s Republic of China.  We account for income taxes using the liability method prescribed by ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence; it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.   Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency. We do not enter any material transaction in foreign currencies and accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at September 30, 2011 and December 31, 2010 were translated at 6.4018 RMB to $1.00 and at 6.6118 RMB to $1.00, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to the statements of income for the periods ended September 30, 2011 and 2010 were 6.50601 RMB and 6.8164 RMB to $1.00, respectively. Cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Accumulated Other Comprehensive Income

Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders Comprehensive income presently includes net income and unrealized gains from foreign currency translation adjustments.

Recent Accounting Pronouncements

In September 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2010-25,  Plan Accounting—Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans  (“ASU 2010-25”). ASU 2010-25 clarifies how loans to participants should be classified and measured by defined contribution plans and how IFRS compare to these provisions. The amendments in this update are effective for fiscal years ending after December 15 2010. The Company’s adoption of ASU 2010-25 did not have material impact on the Company’s consolidated financial statements.

In December 2010, FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts  (“ASU 2010-28”). ASU 2010-28 modified Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For public entities, the amendments in the ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company does not expect that the adoption of ASU 2010-28 will have a material impact on the Company’s consolidated financial statements.

In December 2010, FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASU 2010-29”). ASU 2010-29 specifies that, if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 is effective prospectively for business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company does not expect that the adoption of ASU 2010-29 will have a material impact on the Company’s consolidated financial statements.

In January 2011, FASB issued ASU 2011-01, Receivables (“Topic 310”) - Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20  (“ASU 11-01”).  ASU 11-01 temporarily deferred the effective date for disclosures related to troubled debt restructurings (“TDRs”) to coincide with the effective date of the ASU, discussed below, related to troubled debt restructurings.

In April 2011, FASB issued ASU 2011-02, Receivables (“Topic 310”) - A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“ASU 11-02”).  ASU 11-02 amends the content in ASC 310 related to identifying TDRs and effectively nullifies ASU 2011-01. This ASU removes the deferral of the TDR disclosure requirements of ASU 2010-20 for public entities and thus establishes the effective date for those disclosures.  ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011, and is to be applied retrospectively to modifications occurring on or after the beginning of the fiscal year of adoption. Early adoption is permitted.   The Company does not expect that the adoption of ASU 11-02 will have a material impact on the Company’s financial position, results of operations, or cash flows.

In May 2011, FASB issued amendments to the FASB Accounting Standard Codification (ASC) relating to fair value measurements, ASU 2011-04,   Fair Value Measurement, ASC Topic 820. The amendments clarify the application of existing fair value measurement requirements and results in common measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (IFRS). The Company will apply these amendments prospectively beginning in the first quarter of fiscal 2012. Management does not believe that the adoption of this ASU will have a material impact on the Company’s financial position, results of operations, or cash flows.

In June 2011, FASB issued ASU No. 2011-05, Comprehensive Income (ASC Topic 220). This amendment gives an entity two options to present the total of comprehensive income, the components of net income, and the components of other comprehensive income. An entity can elect to present comprehensive income in either (1) a single continuous statement of comprehensive income, or (2) in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The Company will apply this amendment beginning in the first quarter of 2012. Management does not believe that the adoption of this ASU will have a material impact on the Company’s financial position, results of operations, or cash flows.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Results of Operations for the Three and Nine Months ended September  30, 2011 Compared to the Three and Nine Months ended September 30, 2010

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the periods indicated, in dollars. The discussion following the table is based on these results.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2011	% of Revenue	2010	% of Revenue	2011	% of Revenue	2010	% of Revenue
Net revenues	$27,789	100.0%	$3,855	100.0%	$46,804	100.00%	$44,219	100.0%
Cost of revenues	25,980	93.5%	3,779	98.0%	42,431	90.7%	39,432	89.2%
Gross profit	1,810	6.5%	76	2.0%	4,373	9.3%	4,787	10.8%
Operating expenses	469	1.7%	81	2.1%	1,176	2.5%	2,778	6.3%
Income from operations	1,340	4.8%	(5)	(0.1)%	3,197	6.8%	2,009	4.5%
Other income (expenses), net	(249)	(0.9)%	(34)	(0.9)%	(674)	(1.4)%	(97)	(0.2)%
Income before provision for income taxes	1,091	3.9%	(39)	(1.0)%	2,523	5.4%	1,912	4.3%
Provision for income taxes	12	-%	-	-%	12	-%	-	-%
Net income	1,080	3.9%	(39)	(1.0)%	2,512	5.4%	1,912	4.3%
Other comprehensive income: Foreign currency translation adjustments	405	1.5%	397	10.3%	1,184	2.5%	445	1.0%
Comprehensive income	$1,484	5.3%	$358	9.3%	$3,696	7.9%	$2,358	5.3%

Revenues. For the three months ended September 30, 2011, we had net revenues of $27,789,275, as compared to net revenues of $3,854,803 for the three months ended September 30, 2010, an increase of $23,934,472 or 620.9%. For the nine months ended September 30, 2011, we had net revenues of $46,804,017, as compared to net revenues of $44,218,895 for the nine months ended September 30, 2010, an increase of $2,585,122 or 5.8%. For the three months and nine months ended September 30, 2011 and 2010, the Company generated 100% of its revenue from its corn product line.

For the three months ended September 30, 2011, we sold approximately 89,514 metric tons of corn compared to 16,060 metric tons in the three months ended September 30, 2010, an increase of approximately 73,454 metric tons or 457.4%. For the nine months ended September 30, 2011, we sold approximately 150,365 metric tons of corn compared to 178,489 metric tons for the nine months ended September 30, 2010, a decrease of approximately 28,124 metric tons or 15.8%. For the three months and nine months ended September 30, 2011, the average sales price of corn was approximately $310.4 and $311.3 per metric ton, respectively, as compared to the average sale price of approximately $240.0 and $247.7 per metric ton for the three months and nine months ended September 30, 2010, respectively.

The increase in revenue for the three months ended September 30, 2011 as compared to the three months ended September 30, 2010 was attributable to the increase in sales volume and sales price.  In fiscal 2011, a greater proportion of our customers required us to deliver products in the third quarter of 2011 as compared to the same period in prior year.  In 2010, the majority of product deliveries to a major customer were made in the second quarter of 2010.

The increase in revenue for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was attributable to the 25.6% increase in the sales price and partially offset by the 15.8% decrease in sales volume. Our major sales contracts were signed later in 2011 as compared to 2010; the corn delivery dates for those contracts in 2011 are more concentrated in the third and fourth quarter of 2011 and, as a result, our sales to the customers in 2011 are spread out more evenly over the third and fourth quarter in 2011. As such, there was a decrease in sales volume for the nine months ended September 30, 2011 as compared to the same period in the prior year.

For the three and nine months periods ended September 30, 2011, our sales were concentrated on three customers, Guangxi National Nanning Granary Reserves/Grain Storage Center, Liuzhou Grain Storage Center and Huanglong Food Industry Co., Ltd. For the three and nine months periods ended September 30, 2010, we primarily sold to Guangxi National Granary Reserves and Naning Grain Storage Center, Liuzhou Grain Storage Center. Due to inflation in China, general agriculture products prices such as corn prices have continued rising in 2011 and we expect the trend will continue. Likewise, since corn is the major animal feed in China, we expect the demand for our corn product will continue to rise as meat consumption in China continues to increase.

In 2009, in accordance with a Seed Purchase Agreement between us and Jilin Defeng Seed Co, Ltd. (“Defeng”) dated on April 5, 2009, we were entrusted by Defeng to plant main crop parental seeds. Under such arrangement, Defeng sells parental seeds to us at an agreed price; we arrange the planting of these seeds in accordance with plans formulated by Defeng and we sell all seeds produced to Defeng at an agreed price. Under PRC law, production of main crop parental seeds requires the Seed Production License, which may be obtained by the entity that entrusts the seeds production or the entity that is entrusted to conduct the production. Defeng has one Seed Production License. We enter into crop seed production contracts with contractors that in turn contract  farmers and utilize  farmers’ leased land. According to these contracts, the contractors will manage farmers using the leased land to plant seeds and they provide all seeds planted and cultivated to us. We provide the local farmers with the parental seeds. For the three and nine months period ended September 30, 2011 and 2010, we did not generate any revenue from the corn seed business line.

Cost of sales. Cost of sales increased by $22,200,745, or 587.5%, from $3,779,021 for the three months ended September 30, 2010 to $25,979,766 for the three months ended September 30, 2011. Cost of sales increased by $2,999,429 or 7.6%, from $39,431,508 for the nine months ended September 30, 2010 to $42,430,937 for the nine months ended September 30, 2011. For the three months ended September 30, 2011 as compared to the same period in the prior year, the increase was attributable to the increase in our sales volume and the corn unit purchase price. For the nine months ended September 30, 2011 as compared to the same period in the prior year, the increase was attributable to the increase in the corn unit purchase price. Due to inflation and increasing demand in animal feed in China, we expect the cost of corn price will continue to increase. Likewise, since corn is the major animal feed in China, we expect the demand for our corn product will continue to rise  as  meat consumption in China continues to increase.

Gross profit and gross margin. Our gross profit was $1,809,509 for the three months ended September 30, 2011 as compared to $75,782 for the three months ended September 30, 2010, representing gross margins of 6.5% and 2.0%, respectively. Our gross profit was $4,373,080 for the nine months ended September 30, 2011 as compared to $4,787,387 for the nine months ended September 30, 2010, representing gross margins of 9.3% and 10.8%, respectively. The increase in our gross margin percentage for the three months ended September 30, 2011 was mainly attributable a higher gross margin recognized from the sale of corn in 2011 as a result of the increase in the corn unit selling price in 2011. Gross margin percentage was higher for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2011 because in 2010 we increased our selling price to cover shipping and freight expenses we paid on behalf of our customers.  In 2011, our customers paid such expenses directly to the shipper and we lowered our selling price accordingly.  In the future, responsibility for  shipping and freight fees will  depend upon the contract terms negotiated with our customers.

Selling expenses. Selling expenses were $174,849 for the three months ended September 30, 2011 and $18,379 for the comparable period in 2010, an increase of $156,470 or 851.4%. Selling expenses were $342,652 for the nine months ended September 30, 2011 and $2,458,258 for the comparable period in 2010, a decrease of $2,115,606 or 86.1%. Selling expenses consisted of the following (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Shipping and handling	$96	$6	$206	$2,293
Diesel, travel and transportation	59	9	102	54
Other	20	3	35	111
	$175	$18	$343	$2,458

For the three months ended September 30, 2011, shipping and handling increased by $90,000 or 1500.0% as compared to the same period in 2010. The increase in shipping and handling expenses was attributable to the increase in sales volume during the three months ended September 30, 2011 as compared to the same period in the prior year. For the nine months ended September 30, 2011, shipping and freight decreased by $2,087,000 or 91.0% as compared to the same period in 2010. In 2011, majority of our customers paid the shipping and freight charges directly to the shipper.  During the first six months of 2010, we incurred these shipping and freight expenses and increased out selling price to cover these costs for our largest customer. Whether the shipping and freight fees will be paid by us might vary depends on the contract terms we have with our customers in the future.

For the three months ended September 30, 2011, diesel fuel, travel and transportation expenses increased by $50,000 or 555.6% as compared to the same period in 2010. The Company had more fuel, travel, and transportation expenses in the third quarter of 2011 as more sales activities incurred as compared to the third quarter of 2010. For the nine months ended September 30, 2011, diesel, travel and transportation expenses increased by $48,000 or 88.9% as compared to the same period in 2010. The increase in 2011 was primarily due to more diesel fuel, travel, transportation incurred in the third quarter of 2011.

For the three months ended September 30, 2011, other expenses increased by $17,000 or 566.7% as compared to the same period in prior year. The increase was primarily due to an increase in insurance expenses as the Company elected to increase its insurance coverage on its storage facility in 2011. For the nine months ended September 30, 2011, other selling expenses were decreased by $76,000 or 68.5%. The decrease was primarily attributable to the decrease in storage expenses in 2011 as the Company utilized its own storage facility more and reduced the storage rental needs in 2011. Other selling expenses include insurance expense, maintenance fee and other miscellaneous expenses and may vary year by year depending on specific situations.

General and administrative expenses. General and administrative expenses amounted to $294,618 for the three months ended September 30, 2011, as compared to $62,399 for the comparable 2010 period, an increase of $232,219 or 372.2%. General and administrative expenses amounted to $833,674 for the nine months ended September 30, 2011, as compared to $319,913 for the comparable 2010 period, an increase of $513,761 or 160.6%. General and administrative expenses consisted of the following (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Compensation and related benefits	$106	$3	$288	$115
Professional fees	120	-	287	2
Depreciation and amortization	44	23	85	74
Travel and entertainment	8	5	24	23
Other	17	31	150	106
	$295	$62	$834	$320

For the three months ended September 30, 2011, compensation and related benefits increased by $103,000 or 3433.3% as compared to the comparable 2010 period. For the nine months ended September 30, 2011, compensation and related benefits increased by $173,000 or 150.4% as compared to the comparable 2010 period. The increase was primarily because we signed employment contracts with our Chief Executive Officer and Chief Operating Officer and started accounting fixed salaries for to our executive management in 2011. We also engage four Directors of the Board in the third quarter of 2011 and, accordingly, we incurred directors fees in the third quarter of 2011.

For the three months ended September 30, 2011, professional fees increased by $120,000 or 100% as compared to the comparable 2010 period. For the nine months ended September 30, 2011, professional fees increased by $285,000 or 14250% as compared to the comparable 2010 period. In February 2011, we acquired Shiny Gold through the Share Exchange and incurred additional audit and legal fees for the transaction. As a public reporting company, we will incur audit, legal and other consulting fees on a regular basis.

For the three months ended September 30, 2011, depreciation and amortization expenses increased by $21,000 or 91.3% as compared to the comparable 2010 period. For the nine months ended September 30, 2011, depreciation and amortization expenses increased by $11,000 or 14.9% as compared to the comparable 2010 period. The increase was primarily attributable to more property and equipments be depreciated and land used right being amortized in 2011.

Travel and entertainment expenses were materially consistent for the three and nine months periods ended September 30, 2011 and 2010.

For the three months ended September 30, 2011, other general and administrative expenses decreased by $14,000 or 45.2% as compared to the comparable 2010 period. The decrease in the third quarter of 2011 as compared to the third quarter of 2010 was primarily due to decrease in miscellaneous expenses in 2011. For the nine months ended September 30, 2011, other expenses increased by $44,000 or 41.5% as compared to the comparable 2010 period. The increase was primarily due to increase in repair fees and other office expenses paid in 2011.

Income (loss) from operations. For the three months ended September 30, 2011, income from operations was $1,340,042 as compared to loss from operations of $4,996 for the comparable period in 2010, an increase of $1,345,038. For the nine months ended September 30, 2011, income from operations was $3,196,755 as compared to $2,009,216 for comparable period in 2010, an increase of $1,187,539 or 59.1%. The increase was attributable to increase in revenue.

Other expenses. For the three months ended September 30, 2011, other expenses amounted to $249,225 as compared to other expenses of $34,331 for the three months ended September 30, 2010, an increase of $214,894 or 625.9%.   For the nine months ended September 30, 2011, other expenses amounted to $673,666 as compared to other expenses of $97,110 for the nine months ended September 30, 2010, an increase of $576,556 or 593.7%.  The increase in other expenses was primarily related to an increase in loan interest expense of $202,773 or 554.6% and $581,024 or 574.7% for the three and nine months ended September 30, 2011, respectively, as compared to the same period in 2010.  In 2011 and 2010, pursuant to loan agreements, the Company borrowed approximately $15,620,000 and $1,512,000, respectively, for the purchase of corn inventory from local growers.

Income tax expense. The PRC local government has provided various incentives to companies in order to encourage economic development. Such incentives include reduced tax rates and other measures. Hengchang is qualified as an agricultural preliminary processor pursuant to the PRC tax code and exempt from the income tax.  The estimated tax savings due to the tax exemption for the three months periods ended September 30, 2011 and 2010 amounted to $293,763 and $0, respectively. The estimated tax savings due to the tax exemption for the nine months periods ended September 30, 2011 and 2010 amounted to $702,200 and $478,027, respectively.

Net income (expense). As a result of the factors described above, our net income for the three months periods ended September 30, 2011 and 2010 was $1,079,597 and $(39,327), respectively, an increase of $1,118,924. Our net income for the nine months periods ended September 30, 2011 and 2010 was $2,511,868 and $1,912,106, respectively, an increase of $599,762 or 31.4%.

Foreign currency translation gain. Our functional currency is the Chinese Yuan or Renminbi (“RMB”). Our financial statements are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. As a result of these translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $404,436 and $397,430 for the three months ended September 30, 2011 and 2010, respectively. As a result of these translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $1,184,012 and $445,486 for the nine months ended September 30, 2011 and 2010, respectively. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the three months ended September 30, 2011 and 2010, comprehensive income amounted to $1,484,033 and $358,103, respectively were derived from the sum of our net income of $1,079,597 plus foreign currency translation gains of $404,436 in 2011 and net loss of $39,327 plus foreign currency translation gains of $397,430 in 2010, respectively. For the nine months ended September 30, 2011 and 2010, comprehensive income amounted to $3,695,879 and $2,357,592, respectively were derived from the sum of our net income of $2,511,868 plus foreign currency translation gains of $1,184,011 in 2011 and net income of $1,912,106 plus foreign currency translation gains of $445,486 in 2010, respectively.

Results of Operations for the Year ended December 31, 2010 Compared to the Year ended December 31, 2009

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the periods indicated, in dollars. The discussion following the table is based on these results.

	Years Ended December 31,
	2010		2009
	Dollars	Percent	Dollars	Percent
Net revenues	$59,321	100.0%	$53,275	100.0%
Cost of revenues	43,346	73.1%	40,574	76.2%
Gross profit	15,975	26.9%	12,701	23.8%
Operating expenses	3,486	5.9%	1,340	2.5%
Income from operations	12,489	21.1%	11,361	21.3%
Other expenses	149	0.3%	231	0.4%

Income before provision for income taxes	12,340	20.8%	11,130	20.9%
Provision for income taxes	-	-%	-	-%
Net income	$12,340	20.8%	$11,130	20.9%
Other comprehensive income:
Foreign currency translation adjustment	987	1.7%	18	-%

Comprehensive income	$13,327	22.5%	$11,148	20.9%

Revenues. For the year ended December 31, 2010, we had net revenues of $59,321,000, as compared to net revenues of $53,275,000 for the year ended December 31, 2009, an increase of 11.3%. Revenue and changes for each product line is summarized as follows (dollars in thousands):

	Year Ended December 31,
	2010	2009	Increase (decrease)	Percentage Change
Corn	$46,044	$31,370	$14,674	46.8%
Soybean	-	13,628	(13,628)	(100.0)%
Corn seeds	13,277	8,277	5,000	60.4%

Total revenues	$59,321	$53,275	$6,046	11.3%

The increase in revenues from the sale of corn was primarily attributable to a substantial increase in sales volume and sales price from 2009 to 2010. For the year ended December 31, 2010, we sold approximately 184,692 metric tons of corn compared to 144,648 metric tons for the year ended December 31, 2009, an increase of approximately 40,044 metric tons or 27.7%. Additionally, the increase was attributable to a 17.0% increase in our selling price. For the year ended December 31, 2010, the average sales price was approximately $249.3 per metric ton, as compared to the average sale price of approximately $213.1 per metric ton for the year ended December 31, 2009. The two Guangxi National Granary Reserves, Naning Grain Storage Center and Liuzhou Grain Storage Center made large orders in the first half of 2010. According to Document [2009] No. 2969, issued by four China State Agencies, National Development and Reform Commission, Ministry of Finance People Republic of China, State Administration of Grain and Agricultural Development Bank of China in November 2009, the two Guangxi National Granary Reserves were permitted to purchase as much corn as they can at a price of $224 (rmb1500) per metric ton from December 1, 2009 to April 30, 2010. In addition, the National Granary Reserves enjoyed government subsidies of approximately $10 (70 RMB) per metric ton as long as the corn was delivered to the Granaries before June 30, 2010. Based on the large orders from the two National Granary Reserves, we were able to raise our sales of corn. Due to inflation in China, agriculture products prices such as corn prices have risen in 2010.

For the year ended December 31, 2010, we ceased our soybean business. As the Company received large quantity orders for corn from the two Guangxi Granary Reserves, we had limited resource for the sale of soybeans. In addition, the main production area for soybeans in China is located in Heilongjiang Province. Soybean resources are controlled by local business persons in Heilongjiang Province. The sale of soybeans is dependent upon the season and is limited by our requirement for labor resources, storage facilities and working capital related to the sale of corn and may vary depending on our capacity. Accordingly, it generally takes us more effort to purchase soybean than corn.

In 2009, in accordance with a Seed Purchase Agreement between us and Jilin Defeng Seed Co, Ltd. (“Defeng”) dated on April 5, 2009, we were entrusted by Defeng to plant main crop parental seeds. Under such arrangement, Defeng sells parental seeds to us at an agreed price; we arrange the planting of these seeds in accordance with plans formulated by Defeng and we sell all seeds produced to Defeng at an agreed price. Under PRC law, production of main crop parental seeds requires the Seed Production License, which may be obtained by the entity that entrusts the seeds production or the entity that is entrusted to conduct the production. Defeng has one Seed Production License. We enter into crop seed production contracts with local contractors that in turn contract local farmers and utilize local farmers’ leased land. According to these contracts, the local contractors will manage local farmers using the leased land to plant seeds and they provide all seeds planted and cultivated to us. We pay the local contractors a contract fees and provide the local farmers with fertilizer and the parental seeds. In 2010 and 2009, we planted seeds on approximately 2,500 and 1,535 hectare of farmland, respectively.  On average, each hectare of farmland can yield approximately 4.1 metric tons of seeds. Accordingly, in 2010 and 2009, we cultivated approximately 10,000 and 6,294 metric tons of corn seed, respectively, and we sold all corn seed to Defeng at a price of 9,000 RMB or approximately $1,315 per metric ton.

Cost of sales. Cost of sales increased by $ 2,772,000, or 6.8%, from $40,574,000 for the year ended December 31, 2009 to $43,346,000 for the year ended December 31, 2010 and was attributable to the increase in our net revenue. We had an increase in the corn unit purchase price in 2010 as compared to 2009. Due to inflation and increasing demand in animal feed in China, we expect the cost of corn price will continue to increase.

Gross profit and gross margin. Our gross profit was $ 15,975,000 for year ended December 31, 2010 as compared to $12,701,000 for the year ended December 31, 2009, representing gross margins of 26.9% and 23.8%, respectively. The increase in our gross margin percentage was mainly attributable to the increase in our corn seed business as a percentage of our total revenue; our corn seed business enjoyed a high profit margin. Additionally, we also had a higher gross margin recognized from the sale of corn.  Gross margin percentages by product line are as follows:

	For the Year ended December 31,
	2010	2009
Corn	10.5%	4.1%
Soybean	-%	33.4%
Corn Seeds	83.9%	84.7%

Overall gross profit %	26.9%	23.8%

The gross profit margin percentage attributable to corn increased to 10.5% for the year ended December 31, 2010 from 4.1% for the year ended December 31, 2009. During the year ended December 31, 2010, we paid the railway freights and added the freight into the sales invoices issued to the two National Granary Reserves. In comparison, during the year ended December 31, 2009, we simply submitted the freight invoice for compensations from the two Guangxi National Granary Reserves directly and had not included the freight into the total sales price. Excluding the effect from additional freight charges in the selling price, the gross profit margin from the sale of corn in 2010 was approximately 6.9%.

The gross margin percentage on the sale of corn seed was 83.9% in 2010 as compared to 84.7% in 2009, a 0.8% decrease. In connection with the planting and cultivation of corn seed, our costs primarily were for contracted payments to the contractors that represent farmers for the use of farmers’ leased land and for their services of approximately $1,512,000 in 2010 and $914,000 in 2009, respectively and for fertilizer & seeds of $629,000 in 2010 and $352,000 in 2009, respectively, for an aggregate cost of approximately $2,141,000 in 2010 and $1,266,000 in 2009, respectively. On average, the cost of corn seeds per metric ton was $209 in 2010 and $201 in 2009, respectively per metric ton and our selling price per metric ton was approximately $1,328  in 2010 and $1,315 in 2009, respectively.

Selling expenses. Selling expenses were $2,940,000 for the year ended December 31, 2010 and $916,000 for the comparable year in 2009, an increase of $2,024,000 or 221.0%.  Selling expenses consisted of the following (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009
Shipping and freight	$2,351	$427
Storage, packaging, and handling	185	336
Depreciation	334	21
Diesel	37	37
Other	33	95
	$2,940	$916

In 2010, shipping and freight increased by $1,924,000 or 450.6% as compared to 2009. In 2009, certain of our customers paid the shipping and freight charges directly to the shipper.  In 2010, we incurred these shipping and freight expenses and increased out selling price to cover these costs. We expect to pay the shipping and freight charges in the future.

In 2010, storage, packaging and handling fee decreased by $151,000 or 44.9%. Storage, packaging and handling fee mainly includes warehouse management fees and the corn packaging and handling fees. This decrease was attributable to certain customers paid their own packaging and handling costs.

In 2010, depreciation increased by $313,000 or 1490% as compared to 2009 as more fixed assets were being depreciated in 2010.

Diesel expense remained materially consistent in 2010 and 2009. We own twenty-one trucks, which were mainly used to ship corn from the storage facilities to the railway station. Starting in 2009, certain customers picked up their own products or paid for the shipment of the corn and accordingly, diesel expense remained insignificant.

In 2010, other selling expenses decreased by $62,000 or 65.3% as compared to 2009. Other selling expenses include insurance expense, maintenance fee and other miscellaneous expenses and may vary year by year depending on specific situations.

General and administrative expenses. General and administrative expenses amounted to $546,000 for the year ended December 31, 2010, as compared to $424,000 for the year ended December 31, 2009, an increase of $122,000 or 28.8%. General and administrative expenses consisted of the following (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009
Compensation and related benefits	$169	$132
Depreciation	99	64
Amortization of land use rights	76	21
Other taxes	28	46
Other	174	161
	$546	$424

In 2010, compensation and related benefits increased by $37,000 or 28.0% as compared to 2009 and was attributable to an increase in our business activities.

In 2010, depreciation increased by $35,000 or 54.7% as compared to 2009 and was attributable to an increase in depreciable assets.

In 2010, amortization of land use rights increased by $55,000 or 261.9% as compared to 2009 and was attributable to an increase in land use rights. In 2009, we acquired land use rights for approximately $2,165,000 for 123,000 square meters located in Gongzhuling, Jilin, China. We are currently developing this land and constructing a grain storage and logistics center.

In 2010, other taxes decreased by $18,000 or 39.1% as was attributable to decrease in other miscellaneous taxes.

In 2010, other general and administrative expenses increased by $13,000 or 8.1%, and were primarily attributable to an increase in start-up costs related to Hengjiu which began limited operations in 2009.

Income from operations. For the year ended December 31, 2010, income from operations was $12,489,000 as compared to $11,361,000 for the year ended December 31, 2009, an increase of $1,128,000 or 9.9%.

Other expenses. For the year ended December 31, 2010, other expenses amounted to $149,000 as compared to other expenses of $231,000 for the year ended December 31, 2009, a decrease of $82,000 or 35.5%.  The decrease in other expenses was primarily related to a decrease in short term loan interest expense of $79,000 or 32.5%.  During the years ended December 31, 2010 and 2009, pursuant to short-term loan agreements, the Company borrowed approximately $4,426,000 and $9,392,000, respectively, for the purchase of corn inventory from local growers.  Amounts borrowed under these short-term loan agreements accrued interest at a rate of 7.29% and 5.31% per annum, respectively, and were repaid during the respective fiscal years.

Income tax expense. The PRC local government has provided various incentives to companies in order to encourage economic development. Such incentives include reduced tax rates and other measures. We have been granted an income tax exemption which expires on December 31, 2012 and accordingly, we were exempted from all of our income tax in the 2010 and 2009 period.  The estimated tax savings due to the tax exemption for the years ending December 31, 2010 and 2009 amounted to approximately $3,085,000 and $2,800,000, respectively.

Net income. As a result of the factors described above, our net income for the year ended December 31, 2010 and 2009 was $12,340,000 and $11,130,000, respectively.

Foreign currency translation gain. Our functional currency is the Chinese Yuan or Renminbi (“RMB”). Our financial statements are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. As a result of these translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $987,000 and $18,000 for the years ended December 31, 2010 and 2009, respectively. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the year ended December 31, 2010 and 2009, comprehensive income of $13,327,000 and 11,148,000, respectively were derived from the sum of our net income of $12,340,000 plus foreign currency translation gains of $987,000 in 2010 and net income of $11,130,000 plus foreign currency translation gains of $18,000 in 2009, respectively.

Liquidity and Capital Resources

At September 30, 2011, our balance of cash was $14,624,060 comparing to $12,867,137 as of December 31, 2010. These funds were located in financial institutions located in China.

Our primary uses of cash have been for the purchase of corn from local farmers, purchases of property and equipments, construction of our corn storage facility and the acquisition of the related land use rights. Additionally, we use cash for employee compensation, and for working capital. Substantially all funds received have been expended in the furtherance of growing the business.  The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	An increase in working capital requirements to finance higher level of inventories,

●	Addition of management, administrative and sales personnel as the business grows,

●	Increases in advertising, public relations and sales promotions for existing and new brands as the company expands within existing markets or enters new markets,

●	Development of new products in the seed industry to complement our current products,

●	The cost of being a public company and the continued increase in costs due to governmental compliance activities, and

●	Capital expenditures for additional farming machine and equipment purchases and land use right acquisition.

Changes in our working capital position are summarized as follows (dollars in thousands):

	September 30, 2011 (Unaudited)	December 31, 2010	Increased (Decrease) Working Capital
Current assets	$64,309	$35,459	$28,850
Current liability	50,297	18,304	31,993
Working Capital	$14,012	$17,155	$(3,143)

Our working capital decreased approximately $3,143,000 primarily attributable to:

●	an increase in facility and land use right payable of approximately $16,034,000 for the purposes of acquiring facility and land use right;
●	an increase in loans payable- current portion of approximately $15,621,000 for the purposes of purchasing corn inventory from local growers;

●	an increase in taxes payable of approximately $676,000; and

●
an increase in advances from customers of approximately $4,301,000. Advances from customers consist of prepayments from customers for merchandise that had not yet been shipped. We recognize the advances as revenue as customers take delivery of the goods, in accordance with our revenue recognition policy. related to the sale of our products.

This decrease in working capital was offset by:

●	a net increase in cash and restricted cash of approximately $1,757,000;

●	a net increase in advance payments to suppliers of approximately $13,668,000;

●	a net increase in inventories of approximately $8,432,000;

●	a net increase in accounts receivable of approximately $4,489,000;

●	a net increase in prepaid expenses and other assets of approximately $622,000l; and

●	decrease in accounts payable of $4,679, 000.

We require capital to purchase corn inventory and fund our working capital needs. For the nine months ended September 30, 2011 and 2010, pursuant to loan agreements, we borrowed approximately $15,621,000 and $1,512,000, respectively, for the purchase of corn inventory from local growers.  Amounts borrowed under these short-term loan agreements accrued interest at rates ranged from 8.20% to 9.8% per annum in 2011 and 7.3% to 10.5% in 2010, respectively, and were repaid during the respective fiscal years.

We signed an asset transfer agreement to purchase Jiling National Agriculture Technology Demonstration Park (“Demonstration Park”) for RMB 87 million (approximately $13.6 million) in March 2011 and the assets were fully transferred in August 2011. Included in the purchase price, approximately 22.2 million RMB (approximately $3.5 million) was related to the property and equipment and RMB 64.8 million was related to the land use rights (approximately $10.1 million). We were obligated to pay the purchase price in October 2011. As of December 31, 2011, we made the payment in full.

At September 30, 2011 and December 31, 2010, loans payable consisted of the followings (dollars in thousands):

	September 30, 2011 (Unaudited)	December 31, 2010
Loan payable to Jilin Gongzhuling Rural Cooperative Bank, due on October 27, 2012 with annual interest at the banks base interest rate plus 80% (10.53 % at December 31, 2010 ) secured by assets of the Company.	$-	$1,512,447

Loan payable to Jilin Gongzhuling Rural Cooperative Bank Nanweizi Branch, due on July, 2012 with annual interest at the banks base interest rate plus 50% (9.84% at September 30, 2011) secured by assets of the Company.	3,124,122	-

Loan payable to China Construction Bank, due in April 2012 with annual interest at the banks base interest rate plus 30% (8.53% at September 30, 2011 ) secured by assets of the Company.	12,496,485	-

	$15,620,607	$1,512,447

On January 31, 2011, we entered into an agreement with the shareholders of Jilin Defeng Seed Co, Ltd. (“Defeng”), a Chinese limited liability company formed under laws of the PRC on September 29, 2003.  Pursuant to the Agreement, within 12 months after the execution of this Agreement, we shall have the option to purchase a 70% equity interest in Defeng through the issuance of additional shares of stock of Defeng, and the shareholders of Defeng will retain a 30% equity interest in Defeng. Within 12 months after the execution of this Agreement, if we exercise our option to purchase the 70% equity interest in Defeng, we shall contribute certain land use right and real property rights related to the land located at the east of 7th Road of the Linxi Development Zone, the total value of which are approximately RMB 40,000,000 (approximately $5,900,000), and RMB 30,000,000 (approximately $4,400,000) in cash as our investment into Defeng. The shareholders of Defeng shall use Defeng’s existing fixed assets and intangible assets (including but not limited to Seed Property Rights, Operating Rights and Sales Network), the total value of which are approximately RMB30,000,000 (approximately $4,400,000) as its investment into Defeng. The registered capital of Defeng is currently RMB 30,000,000 and the shareholders of Defeng hold 100% equity interest in Defeng. After the Company’s investment into Defeng, the total registered capital of Defeng will be increased up to RMB 100,000,000, (approximately $14,700,000) of which we and the shareholders of Defeng shall maintain 70% and 30% respectively.  Defeng is engaged in the production of crossbred corn and the wholesale and sale of crop seeds.

We believe that our current levels of cash, cash flows from operations, and bank/related party borrowings, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, the acquisition of Defeng and other acquisitions, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any future issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and financial covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us, if at all.

Cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

The following summarizes the key components of the Company’s cash flows for the nine months ended September 30, 2011 and 2010 ( dollars in thousands):

	September 30,	September 30,
	2011	2010
	(Unaudited)
Net cash used in operating activities	$(17,919)	$(6,938)
Cash flows provided by investing activities	$2,451	$11,384
Cash flows provided by financing activities	$16,781	$2,537
Effect of exchange rate on cash	$444	$223
Net increase in cash and cash equivalents	$1,757	$7,206

Net cash flow used in operating activities was $17,919,208 for the nine months ended September 30, 2011 as compared to net cash flow used by operating activities of $6,938,044 for the nine months ended September 30, 2010.

Net cash flow used by operating activities for the nine months ended September 30, 2011 was mainly due to

●
canges in operating assets and liabilities consisting primarily of an increase in accounts receivable of $4,230,796, an increase in inventories of $5,012,278, and increase in prepaid and other current assets of $611,065, an increase in advance payments to suppliers of $13,449,200, and a decrease in accounts payable of $2,696,667;

●
ofset by net income of $2,511,868, adjusted for the add back of non-cash items such as $390,478 of depreciation and the amortization of land use rights of $61,181, an decrease in prepaid taxes of $447,639, an increase in VAT and service taxes payable of $665,085, and a decrease in advances from customers of $3,975,068.

Net cash flow used in operating activities for the nine months ended September 30, 2010 was primarily attributable to

●
canges in operating assets and liabilities consisting primarily of a decrease in advances from customers of $25,990,252 and an increase in prepaid and other current assets of $418,427 offset by a decrease in accounts receivable of $7,497,100, a decrease in prepaid taxes of $815,220, a decrease in inventories of $8,061,248, an increase in accounts payable of $316,972, and an increase in VAT and service taxes payable of $503,640;

●	ofset by net income of $1,912,106, adjusted for the add back of non-cash items such as $320,976 of depreciation and the amortization of land use rights of $52,331.

Net cash flow provided by investing activities was $2,451,061 for the nine months ended September 30, 2011 as compared to $11,383,696 for the comparable 2010 period. During the nine months ended September 30, 2011, we collected loans receivable of $3,074,080 and make payments for the purchase of property and equipment and land use rights of $469,315. Additionally, we also invested in a related party company for $153,704. During the nine months ended September 30, 2010, we collected loans receivable of $17,604,600, and make payments for loan receivable of $5,868,200 and for the purchase of property and equipment and land use rights of $352,704.

Net cash flow provided by financing activities was $16,781,489 for the nine months ended September 30, 2011; we received proceeds from bank loan of $40,270,458, and offset by the payment of loans of $26,437,094. We also received capital contributions of $3,074,081 from our CEO and COO. Additionally, we also made payments for related party advances of $125,955. Net cash flow provided by financing activities was $2,537,334 for the nine months ended September 30, 2010.  During the nine months ended September 30, 2010, we received proceeds from loans of $1,467,050 and received proceeds from related party advances of $1,070,284.

Contractual Obligations

The following tables summarize our contractual obligations as of September 30, 2011, and the effects of these obligations are expected to have on our liquidity and cash flows in future periods (dollars in thousands).

		Payment Due by period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
Contractual obligations:
Loan payable current portion (1)	$15,621	15,621	-	-	-

Facility and land use right	$13,590	13,590
Construction and equipment (2)	$2,443	2,443	-	-	-
Total Contractual Obligations:	$31,654	$31,654	$-	$-	$-

(1)	We have two credit line facilities with various terms through April 2012 to February 2014. We expect to refinance these credit line facilities upon expiration.
(2)	Represents estimates remaining construction costs to build a grain storage facility.

Pursuant to PRC regulations, our PRC subsidiaries and VIEs require government approval in order to transfer assets, including cash, outside of the PRC and certain transfers may be subject to a 10% tax. As a result, the net assets of our PRC subsidiaries and VIEs are treated as restricted assets.  As of September 30, 2011 and December 31, 2010, the Company’s restricted net assets were approximately $39,923,000 and $33,153,000, respectively.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Foreign Currency Exchange Rate Risk

We produce and sell almost all of our products in China. Thus, most of our revenues and operating results may be impacted by exchange rate fluctuations between RMB and US dollars.  For the three months ended September 30, 2011 and 2010, we had unrealized foreign currency translation gain of $404,437 and $397,430, because of the change in the exchange rate. For the nine months ended September 30, 2011 and 2010, we had unrealized foreign currency translation gain of $1,184,012 and $445,486, because of the change in the exchange rate.

Related Party Transactions

From time to time, the Company’s chief executive officer advanced funds to the Company for working capital purposes.  These advances are non-interest bearing, unsecured and payable on demand.  At September 30, 2011 and December 31, 2010, due to related parties consisted of the following (dollars in thousands):

Due to related party

From time to time, the Company’s chief executive officer advanced funds to the Company for working capital purposes.  These advances are non-interest bearing, unsecured and payable on demand.  At September 30, 2011 and December 31, 2010, due to related parties consisted of the following:

	September 30, 2011 (Unaudited)	December 31, 2010
Hengchang Fertilizer	$781,030	$-

Wei Yushan (majority shareholder and chief executive officer)	3,307,234	4,222,574

Total	$4,088,264	$4,222,574

Recent Accounting Pronouncements

In September 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2010-25, Plan Accounting—Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans (“ASU 2010-25”). ASU 2010-25 clarifies how loans to participants should be classified and measured by defined contribution plans and how IFRS compare to these provisions. The amendments in this update are effective for fiscal years ending after December 15 2010. The Company’s adoption of ASU 2010-25 did not have material impact on the Company’s consolidated financial statements.

In December 2010, FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU 2010-28”). ASU 2010-28 modified Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For public entities, the amendments in the ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company does not expect that the adoption of ASU 2010-28 will have a material impact on the Company’s consolidated financial statements.

In December 2010, FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASU 2010-29”). ASU 2010-29 specifies that, if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 is effective prospectively for business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company does not expect that the adoption of ASU 2010-29 will have a material impact on the Company’s consolidated financial statements.

In January 2011, FASB issued ASU 2011-01, Receivables (“Topic 310”) - Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU 11-01”).  ASU 11-01 temporarily deferred the effective date for disclosures related to troubled debt restructurings (“TDRs”) to coincide with the effective date of the ASU, discussed below, related to troubled debt restructurings.

In April 2011, FASB issued ASU 2011-02, Receivables (“Topic 310”) - A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“ASU 11-02”).  ASU 11-02 amends the content in ASC 310 related to identifying TDRs and effectively nullifies ASU 2011-01. This ASU removes the deferral of the TDR disclosure requirements of ASU 2010-20 for public entities and thus establishes the effective date for those disclosures.  ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011, and is to be applied retrospectively to modifications occurring on or after the beginning of the fiscal year of adoption. Early adoption is permitted.   The Company does not expect that the adoption of ASU 11-02 will have a material impact on the Company’s financial position, results of operations, or cash flows.

In May 2011, FASB issued amendments to the FASB Accounting Standard Codification (ASC) relating to fair value measurements, ASU 2011-04,  Fair Value Measurement, ASC Topic 820. The amendments clarify the application of existing fair value measurement requirements and results in common measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (IFRS). The Company will apply these amendments prospectively beginning in the first quarter of fiscal 2012. Management does not believe that the adoption of this ASU will have a material impact on the Company’s financial position, results of operations, or cash flows.

In June 2011, FASB issued ASU No. 2011-05, Comprehensive Income (ASC Topic 220). This amendment gives an entity two options to present the total of comprehensive income, the components of net income, and the components of other comprehensive income. An entity can elect to present comprehensive income in either (1) a single continuous statement of comprehensive income, or (2) in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The Company will apply this amendment beginning in the first quarter of 2012. Management does not believe that the adoption of this ASU will have a material impact on the Company’s financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

OFF-BALANCE SHEET ARRANGEMENTS

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Our accountant is Webb & Company, P.A. We do not presently intend to change accountants. At no time have there been any disagreements with such accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of January 27, 2012 are as follows:

Yushan Wei	45	Chairman of the Board of Directors, President and Chief Executive Officer
Yuejun Li	43	Chief Financial Officer
Changhua Li	63	Director
Megan Penick	38	Director
Dore Perler	51	Director

Mr. Yushan Wei, 45,  was appointed as our President and Chief Executive Officer on February 11, 2011 and became the Chairman of our Board of Directors upon the closing of the Share Exchange.  Mr. Wei has extensive experience in the grain and seeds industry. Mr. Wei established Jinling Woods Co., Limited at Gongzhuling City in 1996.  In 2004, he co-established Hengchang Agriculture and has since served as its President and Chief Executive Officer. Under his management, the grain reserve capacity of Hengchang Agriculture has grown from less than 100,000 tons to almost 300,000 tons.  Mr. Wei graduated from Inner Mongolia Medical College in 1988.

Yuejun Li, 43, has been the Chief Financial Officer of Jilin Hengchang Agriculture Development Co., Ltd., a variable interest entity of the Company.  From June 2008 to April 2009, Mr. Li worked as an auditor performing internal audit work for Jilin Qingda Petroleum Corporation.  From July 1990 to May 2008, Mr. Li was employed by Jilin Vegetable Oil Co. Ltd. (a group company of Jilin Grain Group Co. Ltd.) - Guojiadian Vegetable Oil Factory performing various accounting and finance work, including serving as Director of Finance and Chief Financial Officer.  Mr. Li has over 20 years of experiences in corporate accounting and finance with extensive knowledge in financial analysis and management and tax regulations in China. Mr. Li graduated in 1990 from Northeast Normal University Department of Physics with a Certificate of Graduation in Physics. Mr. Li also completed the executive training program in Accounting and Finance at Beijing Business Management College for financial accounting.

Changhua  Li, 63, has been a corn seed breeding consultant since 2001, serving a number of companies including Siping Corn Test Station of Shandong Denghai Seeds Co. Ltd., Gongzhuling Seeds Breeding Station of Inner Mongolia Daming Seed Co. Ltd., and Jilin Defeng Seeds Co. Ltd.  Prior to 2001, Ms. Li was in charge of corn seed breeding at the Institute of Corn Breeding of Jiling Province Siping City Academy of Agricultural Sciences since 1973.  Ms. Li has received numerous awards throughout her career including Jilin Province First-Time Provincial Outstanding Expert in 1998, National Super Contribution Young Expert in 1996, Jilin Super Talent from Jilin Provincial Governor in 1993, the political subsidy from the Central People’s Government of the People’s Republic of China in 1992, Jilin Province Labor Model, Siping City Super Labor Model in 1989, and Sanba Hongqishou and Jilin Province Women Model in 1985. In 1997, she was also engaged as an expert of China Agricultural Expert Consultation Group. During her career, Ms. Li has developed four seed breeds which received PRC National Approval: Sidan No.8, Sidan No.16, Sidan No.12, Sidan No. 19. She also developed nine seed breeds that received Jilin province Provincial Approval: Simi No.4, Sidan No.18, Huangmo, Sidan No. 78, Simi No. 21, Simi No. 25, Pingzao No.2, Daming 420 and etc. Among them, two breeds, Sidan No.8 and Sidan No 19 have been planted over ten million acres of farmland, and four breeds, Huangmo, Simi No. 16, Simi No.21 and Simi No. 25 have been planted over one million acres of farmland every year. Ms. Li graduated from Jilin Agricultural University Agriculture Department with a bachelor’s degree.  The Company believes that Ms. Li’s knowledge of, and experience with, corn seed breeding will provide the Board of Directors with insight into the Company’s business, challenges, opportunities and operations.

Megan Penick, 38, is the owner of Penick & Associates LLC, a law firm focused on corporate and securities law, which she formed in May 2009.  Prior to establishing her own firm, Ms. Penick was a corporate and securities associate at Pryor Cashman, LLP, New York, from April 2006 to May 2009, a legal consultant at Goldman Sachs’ Hedge Fund Strategies Group from October 2005 to April 2006, and general counsel at Global Holding & Investment Co., LLC, a financial services company, from April 2004 to October 2005. Ms. Penick was also a director of Cleantech Solutions International, Inc. (formerly known as China Wind System, Inc.) (NASDAQ: CLNT), a manufacturer and seller of high-precision forged rolled rings for the wind power and other industries and  textile dyeing and finishing machines, from August 2009 until June 2011. She received a B.A. degree from the University of Iowa and a J.D. from New York Law School, and is licensed to practice law in New Jersey, New York, Connecticut, and Washington, D.C.  The Company believes that Ms. Penick’s experience in working with public companies and her work with Chinese companies is important to the Company in strengthening its internal controls and related corporate governance matters and will benefit the Board of Directors.

Dore Perler, 51, has been the President and Chief Executive Officer of Pearl Group Advisors, Inc., an international representative and advisory firm working with publicly traded companies, since January 2009.  Mr. Perler served as the Chief Executive Officer, President and Chairman of the Board of Directors for China America Holdings, Inc. (formerly known as Sense Holdings, Inc.) (OTCBB: CAAH), a publicly traded diversified global holding company with operations in the U.S. and China, from July 1998 to January 2009.  Mr. Perler also served as a director and as Secretary for China America Holdings, Inc. from February 2009 to December 2009.  Mr. Perler currently serves as President for Big Tree Toys, Inc., a Chinese toy manufacturer.  From 1996 to 1998, Mr. Perler was Vice President of Sales for Ansel Communications, a manufacturer of network interfaces and servers, hubs, and LAN workstations, and from 1993 to 1996 Vice President of Sales for LatinRep Associates/LatinChannels, Inc., a manufacturer’s representative organization, where he assisted in the development of the company’s organizational infrastructure, designed business processes and operating procedures, planned and executed strategies  and created and implemented marketing and business development campaigns.  The Company believes that Mr. Perler’s extensive high level experience in international sales and marketing, operations, mergers/acquisitions, and cross border investments, his knowledge and experience in corporate governance matters pertaining to public companies will be beneficial to the Company and add to the strength of its Board of Directors.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. We will compensate our Directors for service on our Board of Directors pursuant to their respective agreements with the Company. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Certain Legal Proceedings

No director, nominee for director, or executive officer of the Company has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

Outstanding Equity Awards at Fiscal Year End

Currently, there are no outstanding equity awards.

EXECUTIVE COMPENSATION

Base compensation is determined by the officers of the Company. Any bonuses awarded to the officers of the Company are determined by the directors and are awarded according to the officers’ efforts put into the Company to generate revenues and enhance the Company’s growth. In determining base compensation, the executive officers consider the revenue the Company expects to generate, as well as the research and development needed to achieve the Company’s financial goals. The Company may award bonus compensation to its officers, which is paid in addition to the individual’s base compensation, for achieving certain financial goals such as exceeding forecasted profit and loss amounts. The board considers efforts made by individuals to enhance the company’s profitability and general growth in the fields of development, and sales and distribution to determine whether such efforts should be compensated. Once the board has determined that such achievements have occurred and should be rewarded, the amount of such bonus compensation is approved by the members of the board not being considered for the specific bonus.

Summary Compensation Table

The following table sets forth information concerning annual and long-term compensation of GSP-2, Inc, for their fiscal years ended December 31, 2009 and December 31, 2010, for their executive officers.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	(1) All Other Compensation ($)	Totals ($)
Yushan Wei	2011	$131,458	0	0	0	0	0	0	131,458
President, Chief Executive Officer and Chairman	2010	$8,851	0	0	0	0	0	0	8,851

Yufeng Wei	2011	$75,000	0	0	0	0	0	0	75,000
Chief Operating Officer	2010	$7,080	0	0	0	0	0	0	7,080

Yuejun Li	2011	$7,415	0	0	0	0	0	0	7,415
Chief Financial Officer	2010	$7,080	0	0	0	0	0	0	7,080

Peter Goldstein	2011	$0	0	0	0	0	0	0	0
Chief Executive Officer and Director*	2010	$0	0	0	0	0	0	0	0

*On February 11, 2011 and in connection with the Share Exchange, Mr. Goldstein resigned as an executive officer of the Company and Yushan Wei was appointed as our President and Chief Executive Officer.

Employment Agreements

Yushan Wei Employment Agreement – President and Chief Executive Officer

On July 15, 2011, the Company and Yushan Wei entered into an employment agreement pursuant to which Mr. Wei will serve as the Company’s President and Chief Executive Officer.  Mr. Wei has served as the Company’s President, Chief Executive Officer and Chief Financial Officer since February 12, 2011, but no formal employment arrangement had been entered into prior to the date of agreement.  The initial term of employment under the agreement commenced as of July 16, 2011 and will continue for a period of three years.  After the initial term, the term of employment under the agreement shall automatically be extended for successive one year terms, unless either party provides 90 days written notice to the other that it does not wish to extend the employment term.

The agreement provides for an annual base salary of $160,000, which Mr. Wei may elect to receive in shares of the Company’s common stock.  In addition to base salary, the agreement provides that Mr. Wei shall be eligible to receive performance bonuses from time to time in the discretion of the Company’s Board of Directors.  The agreement also provides that Mr. Wei will be entitled to all benefits of employment made available to employees of the Company during the employment term.  In addition, the agreement provides that Mr. Wei shall receive $46,666 for services rendered to the Company as an officer prior to the commencement date of the initial term of the agreement.

The Company may terminate the agreement at any time for “cause” in the event that Mr. Wei (i) commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) commits a material breach of any restrictive covenant of the agreement that is not cured within 20 days after written notice of such breach from the Company to Mr. Wei; (iv) willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company that is not cured within 20 days after written notice of such occurrence from the Company to Mr. Wei.  In the event of a termination of the agreement by the Company for cause, the agreement provides that Mr. Wei will receive compensation to which is entitled through the date of termination and that following such termination, the Company’s obligations under the agreement shall cease immediately.

The agreement provides that, except in the case of termination of the agreement for cause or due to Mr. Wei’s death or disability, Mr. Wei shall be eligible to receive an amount equal to 90 days of his then-current base salary.

The agreement also provides that Mr. Wei may voluntarily terminate his employment with the Company upon 90 days written notice to the Company, in which case the Company may specify a termination date prior to the end of such 90 day period.  The agreement provides that Mr. Wei will receive compensation to which he is entitled through the date of such termination.

The agreement contains customary confidentiality provisions and provides that Mr. Wei will be subject to noncompetition and nonsolicitation covenants for a period of two years following the termination of his employment. The agreement also contains a mandatory arbitration provision.

The description of the terms of the letter agreement set forth herein is qualified in its entirety by the letter agreement, which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Yushan Wei Employment Agreement – Chairman of the Board

On July 15, 2011, the Company and Yushan Wei entered into a letter agreement setting forth the terms of Mr. Wei’s service as the Chairman of the Company’s Board of Directors.  The letter agreement provides that Mr. Wei shall receive an annual fee of $25,000, of which $15,000 shall be payable on a quarterly basis on November 15, February 15, May 15 and August 15 and $10,000 of which shall be payable in the Company’s common stock in the event the Company consummates an offering of its securities.  The letter agreement provides that compensation for subsequent years shall be determined by the Company’s Board of Directors or the compensation committee thereof, as applicable, provided that the compensation for any year shall not be less than the compensation for the immediately prior year.  The letter agreement also provides that Mr. Wei shall be reimbursed for all reasonable travel, lodging and related expenses incurred in connection with travel required by the Company in connection with the performance services as a director.

The description of the terms of the letter agreement set forth herein is qualified in its entirety by the letter agreement, which is attached hereto as Exhibit 10.7 and incorporated herein by reference.

Yufeng Wei Employment Agreement- Chief Operating Officer

On July 15, 2011, the Company and Yufeng Wei, the Company’s Chief Operating Officer, entered into an employment agreement.  Mr. Wei has served as the Company’s Chief Operating Officer since February 12, 2011, but no formal employment arrangement had been entered into prior to the date of the agreement.  The initial term of employment under the agreement commenced as of July 16, 2011 and will continue for a period of three years.  After the initial term, the term of employment under the agreement shall automatically be extended for successive one year terms, unless either party provides 90 days written notice to the other that it does not wish to extend the employment term.

The agreement provides for an annual base salary of $100,000, which Mr. Wei may elect to receive in shares of the Company’s common stock.  In addition to base salary, the agreement provides that Mr. Wei shall be eligible to receive performance bonuses from time to time in the discretion of the Company’s Board of Directors.  The agreement also provides that Mr. Wei will be entitled to all benefits of employment made available to employees of the Company during the employment term.  In addition, the agreement provides that Mr. Wei shall receive $29,166 for services rendered to the Company as an officer prior to the commencement date of the initial term of the agreement.

The Company may terminate the agreement at any time for “cause” in the event that Mr. Wei (i) commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) commits a material breach of any restrictive covenant of the agreement that is not cured within 20 days after written notice of such breach from the Company to Mr. Wei; (iv) willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company that is not cured within 20 days after written notice of such occurrence from the Company to Mr. Wei.  In the event of a termination of the agreement by the Company for cause, the agreement provides that Mr. Wei will receive compensation to which is entitled through the date of termination and that following such termination, the Company’s obligations under the agreement shall cease immediately.

The agreement provides that, except in the case of termination of the agreement for cause or due to Mr. Wei’s death or disability, Mr. Wei shall be eligible to receive an amount equal to 90 days of his then-current base salary.

The agreement also provides that Mr. Wei may voluntarily terminate his employment with the Company upon 90 days written notice to the Company, in which case the Company may specify a termination date prior to the end of such 90 day period.  The agreement provides that Mr. Wei will receive compensation to which he is entitled through the date of such termination.

The agreement contains customary confidentiality provisions and provides that Mr. Wei will be subject to noncompetition and nonsolicitation covenants for a period of two years following the termination of his employment. The agreement also contains a mandatory arbitration provision.

The description of the terms of the agreement set forth herein is qualified in its entirety by the agreement, which is attached hereto as Exhibit 10.8 and incorporated herein by reference.

Director Employment Agreements

Each of Ms. Li, Ms. Penick and Mr. Perler entered into separate letter agreements with the Company setting forth the terms of service as members of the Company’s Board of Directors.  The letter agreements provide that each of the newly appointed directors shall receive an annual fee of $25,000, of which $15,000 shall be payable on a quarterly basis on November 15, February 15, May 15 and August 15 and $10,000 of which shall be payable in the Company’s common stock in the event the Company consummates an offering of its securities.  The letter agreements provide that compensation for subsequent years shall be determined by the Company’s Board of Directors or the compensation committee thereof, as applicable, provided that the compensation for any year shall not be less than the compensation for the prior year.   The letter agreements also provide that the directors shall be reimbursed for all reasonable travel, lodging and related expenses incurred in connection with travel required by the Company in connection with the performance services as a director.

The description of the terms of the director letter agreements set forth herein is qualified in its entirety by the letter agreements, which are attached hereto as Exhibits 10.3,10.4, and 10.5and incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Common Stock owned on January 27, 2012 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address (1)	Shares Owned Number	Percentage (2)

Yushan Wei President, Chief Executive Officer and Chairman of the Board of Directors	0	0%

Yufeng Wei Chief Financial Officer	0	0%

Changhua Li Director	0	0%

Megan Penick Director	0	0%

Dore Perler Director	0	0%

Ally Joy Investments Ltd.	9,246,208	67.00%

All Directors and Officers as a Group (5 persons)	0	0%

(1)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by each.

(2)	Based on 13,800,000 shares of common stock outstanding as of January 27, 2012.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of fiscal 2010, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described in Item 11 of this Report). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Prior to the Share Exchange, there were no transactions since the beginning of fiscal 2010, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person prior to the Share Exchange had or will have a direct or indirect material interest.

As a result of the Share Exchange, the Company, through its subsidiaries and the Contractual Arrangements, controls Hengchang Agriculture and Hengjiu.  From time to time, Yushan Wei, our newly appointed President and Chief Executive Officer and Chairman of our Board of Directors, has advanced funds to Hengchang Agriculture for working capital purposes.    These advances are non-interest bearing, unsecured and payable on demand.  As of December 31, 2010, the amount due to Mr. Wei by Hengchang Agriculture was $6,287,598.

Director Independence

We currently have three (3) independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.  NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
●
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●
the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Yushan Wei is not considered independent because he is an executive officer of the Company. However, Changhua Li, Megan Penick and Dore Perler are all considered independent directors.

We do not currently have a separately designated audit, nominating or compensation committee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES.

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

 GSP-2 INC. AND SUBSIDARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011 (Unaudited) and December 31, 2010 (Audited)

CONTENTS

Consolidated Financial Statements:

Consolidated Balance Sheets as of September 30, 2011 (Unaudited) and December 31, 2010 (Audited)	F-1

Consolidated Statements of Income and Comprehensive Income for the Three and Nine Months Ended September 30, 2011 and 2010 (Unaudited)	F-2

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2011 and 2010 (Unaudited)	F-3

Notes to Consolidated Financial Statements	F-4 to F-20

F-

GSP-2 INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

	September 30	December 31
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$14,624,060	$12,867,137
Restricted cash	-	109
Accounts receivable	20,105,837	15,617,336
Advance payments to suppliers	13,668,130	-
Prepaid taxes	-	440,477
Inventories	14,942,455	6,510,886
Biological assets	323,464	-
Prepaid expenses and other assets	644,578	22,818

Total Current Assets	64,308,524	35,458,763

PROPERTY AND EQUIPMENT - net	12,777,530	8,786,661

OTHER ASSETS:
Loan receivable	-	6,049,790
Investment in related party company	156,206	-
Land use rights, net	12,977,904	2,674,006

Total Other Assets	13,134,110	8,723,796

Total Assets	$90,220,164	$52,969,220

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Loans payable - current portion	$15,620,607	$-
Accounts payable	1,350,300	6,029,060
Facility and land use right payable	16,033,643	-
Advances from customers	12,258,470	7,957,658
Other Payable	270,147	94,620
Taxes Payable	675,911	-
Due to related parties	4,088,264	4,222,574
		-
Total Current Liabilities	50,297,342	18,303,912

LOANS PAYABLE, net of current portion	-	1,512,447

Total Liabilities	50,297,342	19,816,359

SHAREHOLDERS' EQUITY:

Preferred stock ($0.001 par value; 100,000,000 shares authorized, none issued
and outstanding)	-	-
Common Stock ($0.001 par value, 100,000,000 shares authorized, 13,800,000 and 12,800,000
shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively)	13,800	12,800
Additional paid-in capital	8,731,420	5,658,339
Retained earnings	28,363,794	25,856,413
Statutory reserves	347,445	342,957
Accumulated other comprehensive income - foreign currency translation adjustment	2,466,363	1,282,352

Total Shareholders' Equity	39,922,822	33,152,861

Total Liabilities and Shareholders' Equity	$90,220,164	$52,969,220

See notes to consolidated financial statements

GSP-2 INC. AND SUBSIDARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER30, 2011 and 2010
(Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUES	$27,789,275	$3,854,803	$46,804,017	$44,218,895

COST OF REVENUES	25,979,766	3,779,021	42,430,937	39,431,508

GROSS PROFIT	1,809,509	75,782	4,373,080	4,787,387

OPERATING EXPENSES:
Selling	174,849	18,379	342,652	2,458,258
General and administrative	294,618	62,399	833,674	319,913
Total Operating Expenses	469,467	80,778	1,176,326	2,778,171

INCOME (LOSS) FROM OPERATIONS	1,340,042	(4,996)	3,196,754	2,009,216

OTHER INCOME (EXPENSES):
Interest income	385	16	20,501	420
Interest expense	(239,337)	(36,564)	(682,121)	(101,097)
Other income (expense)	(10,273)	2,217	(12,046)	3,567
Total Other Expenses	(249,225)	(34,331)	(673,666)	(97,110)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	1,090,817	(39,327)	2,523,088	1,912,106

PROVISION FOR INCOME TAXES	11,220	-	11,220	-

NET INCOME (LOSS)	$1,079,597	$(39,327)	$2,511,868	$1,912,106

COMPREHENSIVE INCOME:
NET INCOME (LOSS)	$1,079,597	$(39,327)	$2,511,868	$1,912,106

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	404,436	397,430	1,184,011	445,486
COMPREHENSIVE INCOME	$1,484,033	$358,103	$3,695,879	$2,357,592

EARNINGS PER SHARES:

Basic and diluted	$0.08	$(0.00)	$0.18	$0.15

WEIGHTED AVERAGE NUMBER OF SHARES:

Basic and diluted	13,800,000	12,800,000	13,649,817	12,800,000

See notes to consolidated financial statements

GSP-2 INC. AND SUBSIDARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 and 2010
(Unaudited)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,511,868		$1,912,106
Adjustments to reconcile net income to net cash
Used in operating activities:
Depreciation	390,478		320,976
Amortization of land use rights	61,181		52,331
Changes in operating assets and liabilities:
Accounts receivable	(4,230,796)		7,497,100
Prepaid taxes	447,639		815,220
Inventories	(5,012,278)		8,061,248
Prepaid and other current assets	(611,065)		(418,427)
Advance payments to suppliers	(13,449,200)		-
Accounts payable	(2,696,667)		316,972
Other payable	29,479		(8,958)
VAT and service taxes payable	665,085		503,640
Advances from customers	3,975,068		(25,990,252)

NET CASH USED IN OPERATING ACTIVITIES	(17,919,208)		(6,938,044)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt from collections of loans receivable	3,074,080		17,604,600
Increase in loan receivable	-		(5,868,200)
Investments in related party company	(153,704)		-
Purchase of property and equipment	(315,611)		(105,770)
Purchase of land use rights	(153,704)		(246,934)

NET CASH PROVIDED BY INVESTING ACTIVITIES	2,451,061		11,383,696

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	40,270,458		1,467,050
Proceeds from capital contribution	3,074,081		-
Payments of loans payable	(26,437,094)		-
Payments to related party advances	(125,955)
Proceeds from related party advances	-		1,070,284

NET CASH PROVIDED BY FINANCING ACTIVITIES	16,781,490		2,537,334

EFFECT OF EXCHANGE RATE ON CASH	443,580		222,676

NET INCREASE IN CASH	1,756,923		7,205,662

CASH - beginning of period	12,867,137		4,783,680

CASH - end of the period	$14,624,060		$11,989,342

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$682,121		$101,097
Income taxes	$-		$-
Non-cash investing and fiancing activites:
Receipt of inventory to offset loan receivable	$3,074,081		$2,003,040
Receipt of biological assets to offset accounts receivable	$318,283	$
Acquisition of property and related land use right and
construction in progress for payable	$13,678,220		$-

See notes to consolidated financial statements

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

GSP-2, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on December 31, 2009 as a blank check development stage company formed for the purpose of acquiring an operating business, through a merger, stock exchange, asset acquisition or similar business combination. On February 11, 2011, the Company completed the reverse acquisition of Shiny Gold Holdings Limited (“Shiny Gold”) through a share exchange transaction (the “Share Exchange”) whereby the Company acquired all of the issued and outstanding ordinary shares of Shiny Gold in exchange for 12,800,000 shares of our common stock, which shares constituted approximately 92.8% of our issued and outstanding shares, as of and immediately after the consummation of the Share Exchange.  As a result of the Share Exchange, Shiny Gold became the Company’s wholly owned subsidiary and the former shareholders of Shiny Gold became the Company’s controlling stockholders.  The Share Exchange was treated as a reverse acquisition, with Shiny Gold as the acquirer and the Company as the acquired party. Through its affiliated companies and subsidiaries, the Company is now a China-based agriculture company which engages in research and genetic development of corn seed, cultivation, production, purchasing, storage, and distribution of corn and other agriculture products. The Company sells high quality agricultural products as raw materials for commercial livestock feeding and other renewable energy uses.

Shiny Gold was formed under the laws of the British Virgin Islands on May 20, 2010.  Shiny Gold owns all of the share capital of Heng Chang HK Produce (HK) Investments, Ltd., a Hong Kong company (“Heng Chang HK”).  Heng Chang HK owns all of the share capital of Siping Hengchang Business Consultants Co., Ltd. (“Hengchang Business Consultants”), a wholly foreign owned enterprise located in the PRC.  On February 10, 2011, Hengchang Business Consultants entered into a series of agreements (the “Contractual Arrangements”) with each of Jilin Hengchang Agriculture Development Co., Ltd. (“Hengchang Agriculture”) and Jilin Hengjiu Grain Purchase and Storage Co., Ltd. (“Hengjiu”)  (together, the “Operating Companies”) and their respective shareholders. The following is a summary of each of the Contractual Arrangements:

●
Exclusive Business Cooperation Agreement.  Pursuant to the Exclusive Business Cooperation Agreement between the Operating Companies and Hengchang Business Consultants, Hengchang Business Consultants provides the Operating Companies with exclusive technical, consulting and other services in relation to the principal business of the Operating Companies. In consideration, the Operating Companies pay Hengchang Business Consultants fees equal to 100% of the Operating Companies’ net income, subject to certain adjustments.

●
Shareholders’ Equity Interest Pledge Agreement.  Pursuant to the Shareholders’ Equity Interest Pledge Agreement between Hengchang Business Consultants, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies’ shareholders agreed to pledge all of their current and future equity interests in the Operating Companies as security for payment of the consulting and service fees by the Operating Companies under the Exclusive Business Cooperation Agreement.

●
Exclusive Option Agreement.  Under the Exclusive Option Agreement between Hengchang Business Consultants, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies shareholders granted to Hengchang Business Consultants an irrevocable and exclusive right to purchase, or designate one or more persons to purchase all or part of the equity interest held by the shareholders in the Operating Companies to the extent that such purchase does not violate any PRC law or regulations then in effect.  Hengchang Business Consultants and the Operating Companies shareholders shall enter into further agreements based on the circumstances of the exercise of the option, including price.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
●
Power of Attorney.  Under the Power of Attorney executed by the shareholders of the Operating Companies, the Operating Companies’ shareholders irrevocably and exclusively appointed Hengchang Business Consultants as their exclusive agent with respect to all matters concerning the shareholders, including but not limited to: 1) attending the Operating Companies’ shareholder meetings; 2) exercising all of the shareholders’ rights and voting rights; and 3) designating and appointing on behalf of the shareholders the legal representative, executive director and other senior management members of the Operating Companies.

Hengchang Agriculture is a Chinese limited liability company and was formed under laws of the People’s Republic of China (the “PRC”) on September 9, 2004 under the name of Jilin Hengchang Foodstuff Purchasing and Storage Co. Ltd. (“Hengchang Purchasing”) with registered capital of RMB 5.0 million (approximately $729,000). On August 12, 2010, pursuant to the Limited Liability Corporation Modification Registration Application filed with the Siping City Administration for Industry & Commerce, Hengchang Purchasing’s name was changed to Hengchang Agriculture.  Hengchang Agriculture is primarily engaged in the business of development, purchasing and distribution of agricultural products including corn, soybean, and crop seeds.  .

Hengjiu is a PRC limited liability company formed under laws of the PRC on August 10, 2009 with a registered capital of RMB 1.0 million (approximately $146,000).  In July 2011, the registered capital of Hengjiu was increased from RMB 1.0 million (approximately $146,000) to RMB 21.0 million (approximately $3.1 million). The increased registered capital was contributed from Yushan Wei, Chief Executive Officer and Chairman of the Company, and Yufeng Wei, Chief Operating Officer of the Company, for RMB 10.7 million (approximately $1.6 million) and RMB 10.0 million (approximately $1.5 million), respectively. Hengjiu is primarily engaged in the grain storage business.

Hengchang Agriculture’s Chairman of the Board of Directors and 52% majority shareholder, Mr. Yushan Wei is also Hengjiu’s Chairman of the Board of Directors and principal shareholder. Almost all of Hengjiu’s assets are used in Hengchang’s business operations and controlled and managed by Mr. Wei. Shiny Gold controls and receives the economic benefits of the Operating Companies’ business operations through the Contractual Arrangements, but does not own any equity interests in the Operating Companies.  In addition, as a result of the Contractual Arrangements, the Operating Companies are deemed to be Shiny Gold’s variable interest entities and, accordingly, Shiny Gold consolidates the Operating Companies’ results, assets and liabilities into its financial statements.

Basis of presentation

Management acknowledges its responsibility for the preparation of the accompanying financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its financial position and the results of its operations for the years presented. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts of our subsidiaries in China, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.

The Company’s consolidated financial statements include the accounts of its affiliate, Hengjiu, which is under common control with Hengchang Agriculture. All significant intercompany accounts and transactions have been eliminated in consolidation. These consolidated financial statements should be read in conjunction with the summary of significant accounting policies and notes to consolidated financial statements included in the Company’s Form 8K/A report for the year ended December 31, 2010.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The accompanying unaudited condensed consolidated financial statements for GSP-2, Inc., its subsidiaries and variable interest entities, have been prepared in accordance with accounting principles generally accepted in the United States of America (the “U.S.”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole.

The Company’s consolidated financial statements include the financial statements of its wholly-owned subsidiaries, Shiny Gold, Heng Chang HK and Hengchang Business Consultants, as well as the financial statements of Hengchang Agriculture and Hengjiu.  All significant intercompany accounts and transactions have been eliminated in consolidation.

 Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates.

Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, accounts payable and accrued expenses, and amounts due to related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any non-financial assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in the PRC. Balances in banks in the PRC are uninsured.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of credit risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. All of the Company’s cash is maintained with state-owned banks within the PRC of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms.  The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At September 30, 2011 and December 31, 2010, the Company does not, based on a review of its outstanding balances, have any allowance for doubtful accounts.

Advance payments to suppliers

Advance payments to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $13,668,130 and $0 at September 30, 2011 and December 31, 2010, respectively.

Inventories

Inventories, consisting of raw materials and finished goods, which primarily consists of corn are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. The Company does not have any inventory reserve at September 30, 2011 and December 31, 2010.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Biological assets

Biological assets are purchased male and female lines of parent corn seeds for cross-pollinating. Management believes the parent will produce seed products which when sold to their customers, will allow the Company’s customers to grow faster and better quality crops.  The Company has contracted to have a third party using the purchased parent corn seeds to grow hybrid seed products.  The costs to purchase and ship these seeds to the third party are capitalized as biological assets until they become commercially viable. The third party is responsible for growing hybrid seed products and all other costs including labor to cultivate the seedlings, fertilizer and other products used to grow the seedlings and resulting plants and sell the hybrid seed products to the Company at harvest. The cost of the parent corn seeds and the cost of purchasing the hybrid seed products will be allocated into inventory when the Company receives the commercially viable seed products. If management determines that biological assets are not growing in accordance to desired results, at such time, management impairs the biological assets to the extent that desired results are not achieved. As of September 30, 2011 and December 31, 2010, the biological assets were $323,464 and $0, respectively.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Additions and major replacements and improvements to plant and equipment accounts are recorded at cost. The cost of repairs and maintenance is expensed as incurred.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Included in property and equipment is construction-in-progress which consists of leasehold improvements and equipment  pending installation and includes the costs of construction and installation and any interest charges arising from borrowings used to finance these assets during the period of construction or installation. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for their intended use. Depreciation is computed using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

	Useful Life	Residual
Buildings and building improvements	8 – 20 Years	5%
Manufacturing equipment	5 – 10 Years	5%
Office equipment and furniture	4 – 10 Years	5%
Vehicles	4 – 10 Years	5%

Land use rights, net

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government to acquire long-term interests to utilize land underlying the Company’s facilities as land use rights. This type of arrangement is common for the use of land in the PRC. Land use rights are amortized on the straight-line method over the terms of the land use rights.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the period ended September 30, 2011 and 2010.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China.  The Company accounts for income taxes using the liability method prescribed by ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

Advances from customers

Advances from customers consist of prepayments from customers for merchandise that had not yet been shipped. The Company recognizes the deposits as revenue as customers take delivery of the goods, in accordance with its revenue recognition policy.  At September 30, 2011 and December 31, 2010, advances from customers amounted to $12,258,470 and $ 7,957,658 respectively.

Revenue recognition

Pursuant to the guidance of ASC Topic 605, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company derives its revenue primarily from the sale of corn crop, soybean crop and branded corn seeds. The sales price of product sold is stated in the sales contract and is final and not subject to adjustment. The Company generally does not accept sales returns and does not provide customers with price protection. The Company assesses a customer’s creditworthiness before accepting sales orders. Based on the above, the Company records revenue related to product sales upon delivery of the product to the customers.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping costs

Shipping costs are included in selling expenses and totaled $94,746 and $28,583 for the three months ended September 30, 2011 and 2010, respectively,  and $203,474 and $2,314,292 for the nine months ended September 30, 2011 and 2010, respectively.

Variable Interest Entities

Pursuant to Accounting Standards Codification, we are required to include in our consolidated financial statements the financial statements of variable interest entities (“VIEs”).  The accounting standards require a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which we, through contractual arrangements, bear the risk of, and enjoy the rewards normally associated with ownership of the entity, and therefore we are the primary beneficiary of the entity. The Hengchang Agriculture and Hengjiu are considered VIEs, and we are the primary beneficiary.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.   Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at September 30, 2011 and December 31, 2010 were translated at 6.4018 RMB to $1.00 and at 6.6118 RMB to $1.00, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to the statements of income for the periods ended September 30, 2011 and 2010 were 6.50601 RMB and 6.8164 RMB to $1.00, respectively. Cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the periods ended September 30, 2011 and 2010, comprehensive income includes net income and unrealized gains from foreign currency translation adjustments.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Reclassification

Certain prior year general and administrative expenses were reclassified as cost of revenues to confirm to the current year presentation. These changes had no impact on the total revenues, operating income, net income, earnings (loss) per share or the balance sheet.

Income per share of common stock

ASC 260 “Earnings Per Share,” requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive common shares consist of common shares issuable upon the conversion of series A preferred stock (using the if-converted method) and common stock warrants (using the treasury stock method).  The following table presents a reconciliation of basic and diluted net income per share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income available to common shareholders for basic and diluted net income per common share	$1,079,597	$(39,327)	$2,511,868	$1,912,106

Weighted average common shares outstanding –basic and diluted	13,800,000	12,800,000	13,649,817	12,800,000

Net income per common share – basic and diluted	$0.08	$0.00	$0.18	$0.15

Subsequent event

For purposes of determining whether a post-balance sheet event should be evaluated to determine whether it has an effect on the financial statements for the period ending September 30, 2011, subsequent events were evaluated by the Company as of the date on which the unaudited consolidated financial statements were issued.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

In September 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2010-25,  Plan Accounting—Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans  (“ASU 2010-25”). ASU 2010-25 clarifies how loans to participants should be classified and measured by defined contribution plans and how IFRS compare to these provisions. The amendments in this update are effective for fiscal years ending after December 15 2010. The Company’s adoption of ASU 2010-25 did not have material impact on the Company’s consolidated financial statements.

In December 2010, FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts  (“ASU 2010-28”). ASU 2010-28 modified Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For public entities, the amendments in the ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company does not expect that the adoption of ASU 2010-28 will have a material impact on the Company’s consolidated financial statements.

In December 2010, FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations  (“ASU 2010-29”). ASU 2010-29 specifies that, if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 is effective prospectively for business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company does not expect that the adoption of ASU 2010-29 will have a material impact on the Company’s consolidated financial statements.

In January 2011, FASB issued ASU 2011-01, Receivables (“Topic 310”) - Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20  (“ASU 11-01”).  ASU 11-01 temporarily deferred the effective date for disclosures related to troubled debt restructurings (“TDRs”) to coincide with the effective date of the ASU, discussed below, related to troubled debt restructurings.

In April 2011, FASB issued ASU 2011-02, Receivables (“Topic 310”) - A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring  (“ASU 11-02”).  ASU 11-02 amends the content in ASC 310 related to identifying TDRs and effectively nullifies ASU 2011-01. This ASU removes the deferral of the TDR disclosure requirements of ASU 2010-20 for public entities and thus establishes the effective date for those disclosures.  ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011, and is to be applied retrospectively to modifications occurring on or after the beginning of the fiscal year of adoption. Early adoption is permitted.   The Company does not expect that the adoption of ASU 11-02 will have a material impact on the Company’s financial position, results of operations, or cash flows.

In May 2011, FASB issued amendments to the FASB Accounting Standard Codification (ASC) relating to fair value measurements, ASU 2011-04,   Fair Value Measurement,  ASC Topic 820. The amendments clarify the application of existing fair value measurement requirements and results in common measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (IFRS). The Company will apply these amendments prospectively beginning in the first quarter of fiscal 2012. Management does not believe that the adoption of this ASU will have a material impact on the Company’s financial position, results of operations, or cash flows.

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 1 –	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 2011, FASB issued ASU No. 2011-05, Comprehensive Income (ASC Topic 220). This amendment gives an entity two options to present the total of comprehensive income, the components of net income, and the components of other comprehensive income. An entity can elect to present comprehensive income in either (1) a single continuous statement of comprehensive income, or (2) in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The Company will apply this amendment beginning in the first quarter of 2012. Management does not believe that the adoption of this ASU will have a material impact on the Company’s financial position, results of operations, or cash flows.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 2 –	ACCOUNTS RECEIVABLE

At September 30, 2011 and December 31, 2010, accounts receivable consisted of the following:

	September 30, 2011	December 31, 2010
	(Unaudited)
Accounts receivable	$20,105,837	$15,617,336
Less: allowance for doubtful accounts	-	-
	$20,105,837	$15,617,336

Included in accounts receivable is $15,218,375 and $14,738,043 at September 30, 2011 and December 31, 2010 which is due from Defeng Seed Co., Ltd. (“Defeng”) (see Note 17).  These receivables are collateralized by equity interests in Defeng.   At September 30, 2011 and December 31, 2010, the Company does not, based on a review of its outstanding balances, have any allowance for doubtful accounts.

NOTE 3 –	INVENTORIES

At September 30, 2011 and December 31, 2010, inventories consisted of the following:

	September 30, 2011	December 31, 2010
	(Unaudited)
Packaging materials	$140,689	$46,810
Finished goods	14,801,766	6,464,076
	14,942,455	6,510,886
Less: reserve for obsolete inventory	-	-
	$14,942,455	$6,510,886

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 4 –	LOAN RECEIVABLE

Loan receivable consisted of non-interest bearing loans to a third-party individual who has a personal relationship with the Company’s chief executive officer. These loans are unsecured and generally have no specific repayments terms. The Company has collected the loan receivable in full through inventory and cash collections during the nine months ended September 30, 2011. At September 30, 2011 and December 31, 2010, loans receivable consisted of the following:

	September 30, 2011	December 31, 2010
	(Unaudited)
Zhuang Weizhou	$-	$6,049,790

NOTE 5 –	ADVANCE PAYMENTS TO SUPPLIERS

Advance payments to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers. The advance payments are meant to ensure preferential pricing and delivery. At September 30, 2011 and December 31, 2010, advance payments to suppliers consisted of the following:

	September 30, 2011	December 31, 2010
	(Unaudited)
Advance payments to corn suppliers	$6,464,155	$-
Advance payments to corn seed suppliers	7,185,479	-
Other	18,496	-
	$13,668,130	$-

NOTE 6 –	PROPERTY AND EQUIPMENT

At September 30, 2011 and December 31, 2010, property and equipment consist of the following:

		September 30,	December 31,
		2011	2010
	Useful Life	(Unaudited)
Office equipment and furniture	4-10 Years	$38,017	$35,282
Manufacturing equipment	5 - 10 Years	703,659	207,375
Vehicles	4 - 10 Years	1,175,336	840,002

Construction in progress	-	3,592,611	3,177,752
Buildings and building improvements	8 - 20 Years	8,587,068	5,419,283
		14,096,691	9,679,694
Less: accumulated depreciation		(1,319,161)	(893,033)
		$12,777,530	$8,786,661

For the nine months ended September 30, 2011 and 2010, depreciation expense amounted to $390,478 and $320,976, of which $321,824 and $247,090 is included in cost of sales, respectively.  For the three months ended September 30, 2011 and 2010, depreciation expense amounted to $154,492 and $117,465, of which $128,192 and $94,417 is included in cost of sales, respectively.

F-14

 GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 6 –	PROPERTY AND EQUIPMENT (continued)

The Company entered into a construction agreement to construct a grain storage facility (“Grain Storage Construction”) in 2010. Upon completion of the construction in progress, the assets will be classified to its respective property and equipment category. Future payments under the Grain Storage Construction agreement amounted to $2,602,958. The Company expects to complete the construction in early 2012.

The Company signed an asset transfer agreement to purchase Jiling National Agriculture Technology Demonstration Park (“Demonstration Park”) for RMB 87 million (approximately $13.6 million) in March 2011 and the assets were fully transferred in August 2011. Included in the purchase price, approximately 22.2 million RMB (approximately $3.5 million) was related to the property and equipment and RMB 64.8 million was related to the land use rights (approximately $10.1 million).

NOTE 7 –	INVESTMENT IN RELATED PARTY COMPANY

Mr. Yushan Wei, Mr. Yufeng Wei and Hengchang Agriculture formed a PRC limited company, Jiling Hengchang Fertilizer Co., Ltd. (“Henghcang Fertilizer”), under laws of the PRC on July 11, 2011 with a registered capital RMB 5.0 million (approximately $0.8 million). Mr. Yushan Wei, Mr. Yufeng Wei, and Hengchang Agriculture contributed RMB 2.1 million (approximately $323,000), RMB 1.9 million (approximately $292,000) and RMB 1.0 million (approximately $156,000), respectively, to Hengchang Fertilizer as registered capital.   As of September 30, 2011, Hengchang Fertilizer did not have any operations. The investment in Hengchang Fertilizer is recorded at cost on the accompanying balance sheet. Hengchang Agriculture  intends to acquire 100% of the ownership in Hengchang Fertilizer by December 31, 2011.

NOTE 8 –	LAND USE RIGHTS

There is no private ownership of land in China. Land is owned by the government and the government grants land use rights for specified terms. In 2009, the Company acquired land use rights for approximately $2,165,000 for 123,000 square meters located in Gongzhuling, Jilin, China. The Company is currently developing this land and constructing a grain storage and logistics center. In connection with the Demonstration Park purchase (see Note 6) in 2011, the Company obtained land use rights for approximately $10.1 million for 180,000 square meters located in Gongzhuling, Jilin, China. The Company’s land use rights have terms that expire in January 2058 through September 2061. The Company amortizes these land use rights over the term of the respective land use rights. The lease agreement does not have any renewal options.

At September 30, 2011 and December 31, 2010, land use rights consist of the following:

		September 30, 2011	December 31, 2010
	Useful Life	(Unaudited)
Land use rights	50 years	$13,142,611	$2,773,279
Less: accumulated amortization		(164,707)	(99,273)
		$12,977,904	$2,674,006

F-15

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 8 –	LAND USE RIGHTS (continued)

Amortization of land use rights attributable to future periods is as follows:

Twelve months ending September 30:
2012	$262,852
2013	262,852
2014	262,852
2015	262,852
2016	262,852
Thereafter	11,663,644
$12,977,904

For the nine months ended September 30, 2011 and 2010, amortization expense amounted to $61,181 and $52,331, respectively.  For the three months ended September 30, 2011 and 2010, amortization expense amounted to $31,740 and $4,655, respectively.

NOTE 9 –	ADVANCES FROM CUSTOMERS

At September 30, 2011 and December 31, 2010, advances from customers consisted of the following:

	September 30, 2011 (Unaudited)	December 31, 2010
Guangxi Zhuang Autonomous Region National Liuzhou Grain Repository	$9,361,385	$553,902
Nanning Grain Repository	-	7,251,012
Zhejiang Xinxin Feed Co., Ltd.	2,215,361	-
Xiamen Kangxi Group Co., Ltd.	296,885
Others	384,837	152,744
Total	$12,258,470	$7,957,658

F-16

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 10 --	RELATED PARTY TRANSACTIONS

Due to related party

At September 30, 2011 and December 31, 2010, due to related parties consisted of the following:

	September 30, 2011 (Unaudited)	December 31, 2010
Hengchang Fertilizer	$781,030	$-

Wei Yushan (majority shareholder and chief executive officer)	3,307,234	4,222,574

Total	$4,088,264	$4,222,574

From time to time, the Company’s chief executive officer advanced funds to the Company for working capital purposes.  These advances are non-interest bearing, unsecured and payable on demand. Hengchang Fertilizer advanced funds to the Company for working capital purposes, and the Company expects to repay the payable amount to Hengchang Fertilizer in full by December 2011.

NOTE 11--	LOANS PAYABLE

At September 30, 2011 and December 31, 2010, loans payable consisted of the following:

	September 30, 2011 (Unaudited)	December 31, 2010
Loan payable to Jilin Gongzhuling Rural Cooperative Bank, due on October 27, 2012 with annual interest at the banks base interest rate plus 80% (10.5 % at December 31, 2010 ) secured by assets of the Company.	$-	$1,512,447

Loan payable to Jilin Gongzhuling Rural Cooperative Bank Nanweizi Branch, due on July, 2012 with annual interest at the banks base interest rate plus 50% (9.84% at September 30, 2011) secured by assets of the Company.	3,124,122	-

Loan payable to China Construction Bank, due in April 2012 with annual interest at the banks base interest rate plus 30% (8.53% at September 30, 2011 ) secured by assets of the Company.	12,496,485	-

	$15,620,607	$1,512,447

The Company has a credit line facility with the availability to borrow up to RMB 20 million (approximately $3.1 million) through February 2014 with Jilin Gongzhuling Rural Cooperative  Bank Nanweizi Branch (the “Cooperative  Line”). Under the Cooperative Line, each borrowing cannot be less than RMB 5.0 million (approximately $0.8 million) and the loan cannot be repaid within 120 days or outstanding for longer than 12 months. The Company also has a credit line facility with the availability to borrow up to RMB 80 million (approximately $12.5 million) through April 2012 with China Construction Bank. At September 30, 2011, the Company has drawn the maximum amount available under the two credit line facilities.

F-17

 GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 12-	FACILITY AND LAND USE RIGHTS PAYABLE

At September 30, 2011, facility and land use rights payable was related to the Grain Storage Construction and Demonstration Park purchase (Note 6). In according to the construction process, accrued payable under the Grain Storage Construction amounted to $2,443,382. The Company expects to pay for the Grain Storage Construction in full after its completion in early 2011. The payable amount related to the Demonstration Park agreement was $13,590,261. Accordingly to the Demonstration Park agreement, the Company was obligated to pay the purchase price in October 2011. The Company has obtained a verbal agreement with the seller to extend the payment date to December 2011.

NOTE 13--	INCOME TAXES

The Company accounts for income taxes pursuant to the accounting standards that requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  Additionally, the accounting standards require the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets is dependent upon future earnings, if any, of which the timing and amount are uncertain.

Under the Income Tax Laws of PRC, Chinese companies are generally subject to an income tax at an effective rate of 25%, on income reported in the statutory financial statements after appropriate tax adjustments. The PRC local government has provided various incentives to companies in order to encourage economic development. Such incentives include reduced tax rates and other measures. Hengjiu is not subject to any tax incentives. Hengchang Agriculture has a status as an agricultural preliminary processor pursuant to the PRC tax code, and Hengchang Agriculture is exempt from income tax.

The table below summarizes the reconciliation of the Company’s unaudited income tax provision (benefit) computed at the China statutory rate and the actual tax provision:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Income tax provision at China statutory rate of 25%	$304,983	$-	$713,420	$478,027
Permanent difference - China tax exemption	(293,763)	-	(702,200)	(478,027)
Total provision for income tax	$11,220	$-	$11,220	$-
Basic and diluted net income per share effect	$0.02	$0.00	$0.04	$0.04

F-18

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 14 --	STOCKHOLDERS’ EQUITY

Recapitalization

On February 11, 2011, pursuant to a Share Exchange Agreement (See Note 1), the Company issued 12,800,000 ordinary shares to the shareholders of Shiny Gold, their designees or assigns in exchange for all of the issued and outstanding capital stock of Shiny Gold. Following the Share Exchange, there are 13,800,000 Ordinary Shares of the Company issued and outstanding.

NOTE 15 --	STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with PRC Corporation Law. Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC Company Law until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Hengchang Agriculture did not make any such appropriation for the nine months ended September 30, 2011 and 2010 since the reserve balance as of December 31, 2009 reached 50% of its registered capital. Hengjiu made $4,488 and $0 as statutory reserves for the nine months ended September 30, 2011 and 2010, respectively. The accumulated balance of the statutory reserve of the Company as of September 30, 2011 and December 31, 2010 was $347,445 and $342,957, respectively.

In accordance with the PRC laws and regulations, the Company is restricted in their ability to transfer a portion of its net assets to the Company’s owner in the form of dividends. This portion $347,445 and $342,957 as of September 30, 2011 and December 31, 2010, respectively, represents the accumulated balance of statutory reserve maintained by the Company.

NOTE 16 --	CONCENTRATION AND CREDIT RISKS

As of September 30, 2011 and December 31, 2010, the Company held cash in the PRC banks of $14,624,060 and $12,867,137, respectively that is uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits only with financial institutions in the PRC with acceptable credit rating.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Customers

Three customers and two customers accounted for approximately 100% of the Company’s revenue during the three months periods ended September 30, 2011 and 2010. Three customers and two customers accounted approximately 100% of the Company’s revenue during the nine month periods ended September 30, 2011 and 2010. At September 30, 2011 and December 31, 2010, these customers represented 24.3% and 0% of the Company's total accounts receivable as of September 30, 2011 and December 31, 2010, respectively.

Suppliers

Four suppliers accounted approximately for 84.8% and 76.9% during the three month and nine month periods ended September 30, 2011 respectively, the Company’s purchases. The Company did not have any supplier accounted for more than 10% of its total purchase during the three month and nine month periods ended September 30, 2010. The Company did not have accounts payable as of September 30, 2011 and December 31, 2010 to these suppliers.

F-19

GSP-2, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011

NOTE 17 --	COMMITMENTS AND CONTINGENCIES

Agreement

On January 31, 2011, the Company entered into an agreement with the shareholders of Jilin Defeng Seed Co, Ltd. (“Defeng”), a Chinese limited liability company formed under laws of the PRC on September 29, 2003.  Pursuant to the Agreement, within 12 months after the execution of this Agreement, the Company shall have the option to purchase a 70% equity interest in Defeng through the issuance of additional shares of stock of Defeng, and the shareholders of Defeng will retain a 30% equity interest in Defeng.  Within 12 months after the execution of this Agreement, if the Company exercises its option to purchase the 70% equity interest in Defeng, it shall contribute certain land use right and real property rights related to the land locating at the east of 7th  Road of the Linxi Development Zone, the total value of which are approximately 40,000,000 RMB (approximately $5,800,000), and 30,000,000 RMB (approximately $4,400,000) in cash as its investment into Defeng.  The shareholders of Defeng shall use Defeng’s existing fixed assets and intangible assets (including but not limited to Seed Property Rights, Operating Rights and Sales Network), the total value of which are approximately 30,000,000 RMB (approximately $4,400,000) as its investment into Defeng.  The registered capital of Defeng is currently RMB 30,000,000 and the shareholders of Defeng hold 100% equity interest in Defeng. After the Company’s investment into Defeng, the total registered capital of Defeng will be increased up to RMB 100,000,000 (approximately $14,700,000) of which the Company and the shareholders of Defeng shall maintain 70% and 30% respectively.  Defeng is engaged in the production of crossbred corn and the wholesale sale of crop seeds.

In 2009, in accordance with a Seed Purchase Agreement between the Company and Defeng dated on April 5, 2009, the Company was entrusted by Defeng to plant main crop parental seeds. Under such arrangement, Defeng sells parental seeds to the Company at an agreed price; the Company arranges the planting of these seeds in accordance with plans formulated by Defeng and the Company sells all seeds produced to Defeng at an agreed price. Under PRC law, production of main crop parental seeds requires the Seed Production License, which may be obtained by the entity that entrusts the seeds production or the entity that is entrusted to conduct the production. Defeng has one Seed Production License. The Company entered into crop seed production contracts with local farmers. According to these contracts, the local farmers use the rented land to plant seeds and they provide all seeds planted and cultivated to the Company. The Company pays the local farmers contract fees and provides the local farmers with fertilizer and the parental seeds.

Cooperatives

In July 2011, seven PRC individuals and Hengchang Agriculture formed Jiling Hengchang Planting Specialty Cooperative (“Hengchang Planting”) in Jinling province, P.R.C. Hengchang Planting is an agricultural cooperative association owned by its member-growers for the purpose of pooling its member’s farming material purchases, providing and developing member’s farming equipments and technology, and selling members’ crop products.  The total registered capital of Hengchang Planting is RMB 1.0 million (approximately $154,000) and Hengchang Planting has not received the registered capital. Hengchang Agriculture will contribute to Hengchang Planting RMB 200,000 (approximately $31,000) as registered capital. Hengchang Planting did not have operations at September 30, 2011.

In July 2011, seven PRC individuals and Hengchang Agriculture formed Jiling Hengchang Mechanized Planting Specialty Cooperative (“Hengchang  Mechanized Planting”) in Jinling province, P.R.C. Hengchang Mechanized Planting is an agricultural cooperative association owned by its member-growers for the purpose of pooling its member’s farming material purchases and providing and developing member’s mechanized farming equipments and technology.  The total registered capital of Hengchang Mechanized Planting is RMB 2.0 million (approximately $308,000) and Hengchang Mechanized Planting has not received the registered capital. Hengchang Agriculture will contribute to Hengchang Planting RMB 600,000 (approximately $93,000) as registered capital. Hengchang Mechanized Planting did not have operations at September 30, 2011.

NOTE 18 --	SUBSEQUENT EVENTS

The Company evaluates subsequent events for purposes of recognition or disclosure in the financial statements up through the date the financial statements are issued. No subsequent event items were identity after the date of these financial statements and through the date the financial statements were issued.

F-20

GSP-2 INC. AND SUBSIDARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

F-1

To the Board of Directors
GSP-2, Inc.
Jilin, China

We have audited the accompanying consolidated balance sheets of GSP-2, Inc. and Subsidiaries (together, the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GSP-2, Inc. and Subsidiaries as of December 31, 2010 and 2009, and their consolidated results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  Sherb & Co., LLP
New York, New York
March 31, 2011

F-2

GSP-2, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
CURRENT ASSETS:
Cash	$12,867,137	$4,783,680
Restricted cash	109	105
Accounts receivable	15,617,336	9,262,022
Prepaid taxes	440,477	812,740
Inventories	6,510,886	10,163,853
Prepaid expenses and other assets	22,818	19,103

Total Current Assets	35,458,763	25,041,503

PROPERTY AND EQUIPMENT - net	8,786,661	6,578,015

OTHER ASSETS:
Loans receivable	6,049,790	17,551,044
Land use rights, net	2,674,006	2,460,879

Total Other Assets	8,723,796	20,011,923

Total Assets	$52,969,220	$51,631,441

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,029,060	$47,854
Advances from customers	7,957,658	27,156,074
Other Payable	94,620	117,251
Due to related parties	4,222,574	3,022,290

Total Current Liabilities	18,303,912	30,343,469

LOAN PAYABLE, net of current portion	1,512,447	1,462,587

Total Liabilities	19,816,359	31,806,056

SHAREHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 100,000,000 shares authorized, none issued and outstanding	-	-
Common Stock ($0.001 par value, 100,000,000 shares authorized, 12,800,000 shares issued and outstanding	12,800	12,800
Additional paid-in capital	5,608,339	5,608,339
Retained earnings	25,906,413	13,566,388
Statutory reserves	342,957	342,957
Accumulated other comprehensive income - foreign currency translation adjustment	1,282,352	294,901

Total Shareholders' Equity	33,152,861	19,825,385

Total Liabilities and Shareholders' Equity	$52,969,220	$51,631,441

See notes to consolidated financial statements

F-3

GSP-2 INC. AND SUBSIDARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended
	December 31,
	2010	2009
REVENUES	$59,321,013	$53,274,960

COST OF REVENUES	43,345,733	40,574,137

GROSS PROFIT	15,975,280	12,700,823

OPERATING EXPENSES:
Selling	2,940,580	915,997
General and administrative	545,946	423,700
Total Operating Expenses	3,486,526	1,339,697

INCOME FROM OPERATIONS	12,488,754	11,361,126

OTHER INCOME (EXPENSES):
Interest income	10,545	2,299
Interest expense	(162,720)	(241,222)
Other income	3,586	11,783
Other expense	(140)	(3,494)
Total Other (Expenses)	(148,729)	(230,634)

NET INCOME	$12,340,025	$11,130,492

COMPREHENSIVE INCOME:
NET INCOME	$12,340,025	$11,130,492

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	987,451	17,895
COMPREHENSIVE INCOME	$13,327,476	$11,148,387

EARNINGS PER SHARE:
Basic and diluted	$0.96	$0.87

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic and diluted	12,800,000	12,800,000

See notes to consolidated financial statements

F-4

GSP-2 INC. AND SUBSIDARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2010 and 2009

			Additional			Accumulated Other	Total
	Common Stock		Paid-in	Retained	Statutory	Comprehensive	Shareholders'
	Shares	Amount	Capital	Earnings	Reserve	Income	Equity

Balance, December 31, 2008	12,800,000	$12,800	$644,066	$2,487,541	$291,312	$277,006	$3,712,725

Capital contribution			4,964,273				4,964,273
Adjustment to statutory reserve			-	(51,645)	51,645		-
Comprehensive income:
Net income for the year			-	11,130,492			11,130,492
Foreign currency translation adjustment			-			17,895	17,895
Total comprehensive income			-	-	-	-	11,148,387

Balance, December 31, 2009	12,800,000	12,800	5,608,339	13,566,388	342,957	294,901	19,825,385

Capital contribution			-				-
Adjustment to statutory reserve			-	-	-		-
Comprehensive income:
Net income for the year			-	12,340,025			12,340,025
Foreign currency translation adjustment			-			987,451	987,451
Total comprehensive income			-	-	-	-	13,327,476

Balance, December 31, 2010	12,800,000	$12,800	$5,608,339	$25,906,413	$342,957	$1,282,352	$33,152,861

See notes to consolidated financial statements

F-5

GSP-2 INC. AND SUBSIDARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,340,025	$11,130,492
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	433,283	136,176
Amortization of land use rights	70,623	21,332
Changes in assets and liabilities:
Restricted cash	-	1,039
Accounts receivable	(5,890,821)	(8,385,459)
Prepaid taxes	390,120	676,434
Inventories	3,900,958	1,929,349
Prepaid and other current assets	(2,988)	73,237
Advances to suppliers	-	25,755
Accounts payable	3,818,141	33,234
Other payable	(25,974)	42,893
Advances from customers	(19,628,555)	12,464,903

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(4,595,188)	18,149,385

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt from collections of loans receivable	17,702,379	(16,518,342)
Disbursements made for loan receivables	(5,900,793)	1,315,620
Purchase of property and equipment	(354,642)	(1,297,072)
Purchase of land use rights	(196,673)	(2,253,728)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	11,250,271	(18,753,522)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	4,425,595	10,853,867
Payments of loans payable	(4,425,595)	(9,392,067)
Proceeds from related party advances	1,070,229	3,020,664
Capital contribution	-	146,180

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,070,229	4,628,644

EFFECT OF EXCHANGE RATE ON CASH	358,145	4,042

NET INCREASE IN CASH	8,083,457	4,028,549

CASH - beginning of year	4,783,680	755,131

CASH - end of year	$12,867,137	$4,783,680

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$162,720	$241,222
Income taxes	$-	$-

Non-cash investing and financing activities:
Shareholder contribution of building and improvements	$-	$4,818,094
Increased in accounts payable for construction in progress	$2,014,166	$-

See notes to consolidated financial statements

F-6

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

On February 11, 2011, GSP-2, Inc. (“GSP-2”), a company  incorporated under the laws of the State of Nevada on December 31, 2009 as a blank check development stage company formed for the purpose of acquiring an operating business, through a merger, stock exchange, asset acquisition or similar business combination, completed a reverse acquisition of Shiny Gold Holdings Limited (“Shiny Gold”) through a share exchange transaction (the “Share Exchange”) whereby GSP-2’s acquired all of the issued and outstanding ordinary shares of Shiny Gold in exchange for 12,800,000 shares of GSP-2’s common stock. This share issuance constituted approximately 92.8% of the total issued and outstanding common shares of GSP-2, as of and immediately after the consummation of the Share Exchange.  As a result of the Share Exchange, Shiny Gold became GS-2’s wholly owned subsidiary and the former shareholders of Shiny Gold became GSP-2’s controlling stockholders.  The Share Exchange was treated as a reverse acquisition, with Shiny Gold as the acquirer of GSP-2 as the acquired party.

Shiny Gold was formed under the laws of the British Virgin Islands on May 20, 2010.  Shiny Gold owns all of the share capital of Heng Chang HK Produce (HK) Investments, Ltd., a Hong Kong company (“Heng Chang HK”).  Heng Chang HK owns all of the share capital of Siping Hengchang Business Consultants Co., Ltd. (“Hengchang Business Consultants”), a wholly foreign owned enterprise located in the PRC.  On February 10, 2011, Hengchang Business Consultants entered into a series of agreements (the “Contractual Arrangements”) with each of Jilin Hengchang Agriculture Development Co., Ltd. (“Hengchang Agriculture) and Jilin Hengjiu Grain Purchase and Storage Co., Ltd. (“Hengjiu”)  (together, the “Operating Companies”) and their respective shareholders.

Hengchang Agriculture is a Chinese limited liability company that was formed under laws of the People’s Republic of China (the “PRC”) on September 9, 2004 under its original name of Jilin Hengchang Foodstuff Purchasing and Storage Co. Ltd. (“Hengchang Purchasing”) with registered capital of RMB 5,0000,000 (approximately $729,000). On August 12, 2010, pursuant to the Limited Liability Corporation Modification Registration Application filed with the Siping City Administration for Industry & Commerce, Hengchang Purchasing’s name was changed to Hengchang Agriculture.  Hengchang Agriculture is primarily engaged in the business of development, purchasing and distribution of agricultural products including corn, soybean, and crop seeds.  .

Hengjiu is a PRC limited liability company formed under laws of the PRC on August 10, 2009 with a registered capital of RMB 1,000,000 (approximately $146,000).  Hengjiu currently is a development stage company and has yet to register with the State tax bureau. Hengjiu does not conduct any substantive operations of its own.

Hengchang Agriculture’s Chairman of the Board of Directors and 52% majority shareholder, Mr. Wei Yushan is also Hengjiu’s Chairman of the Board of Directors and principal shareholder. Almost all of Hengjiu’s assets are used in Hengchang’s business operations and controlled and managed by Mr. Wei. As a result, Hengchang Agriculture and Hengjiu are under common control.   Hengchang Agriculture and Hengjiu are collectively referred to as the “Company”.

As noted above the effect of the Share Exchange on February 11, 2011 is such that effectively a reorganization of the entities has occurred for accounting purposes and is deemed to be a reverse acquisition. Subsequent to the Share Exchange the financial statements presented are those of a combined Shiny Gold and its subsidiaries, as if the Share Exchange had been in effect retroactively for all periods presented. Immediately following completion of the Share Exchange, Shiny Gold and their shareholders had effective control of GSP-2 even though GSP-2 had acquired Shiny Gold. For accounting purposes, Shiny Gold will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Shiny Gold i.e., a capital transaction involving the issuance of shares by GSP-2 for the shares of Shiny Gold. Accordingly, the combined assets, liabilities and results of operations of Shiny Gold, and its subsidiaries, became the historical financial statements of GSP-2 at the closing of the Share Exchange, and GSP-2 assets, liabilities and results of operations have been consolidated with those of Shiny Gold commencing as of February 11, 2011, the date of the Share Exchange. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. As this transaction is being accounted for as a reverse acquisition, all direct costs of the transaction have been charged to additional paid-in capital. All professional fees and other costs associated with transaction have been charged to additional paid-in-capital.

F-7

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shiny Gold controls and receives the economic benefits of Hengchang Agriculture and Hengjiu, or the Company, business operations through the Contractual Arrangements, as noted above, but does not own any equity interests in the Operating Companies.  In addition, as a result of the Contractual Arrangements, the Company is deemed to be Shiny Gold’s variable interest entities (VIE’s) and, accordingly, Shiny Gold will consolidates the Company’s results, assets and liabilities into its financial statements. As Shiny Gold was established to own, or receive the economic benefits of an operating entity, the historical financial results of the Company are presented as the historical financial statements of Shiny Gold for all periods presented. The accompanying financials statements for the years ended December 31, 2010 and 2009 reflect the issuance of the 12,800,000 shares issued in the Share Exchange on February 11, 2011 to reflect the effects of the reverse merger for all periods presented.

The following is a summary of each of the Contractual Arrangements:

-
Exclusive Business Cooperation Agreement.  Pursuant to the Exclusive Business Cooperation Agreement between the Operating Companies and Hengchang Business Consultants, Hengchang Business Consultants provides the Operating Companies with exclusive technical, consulting and other services in relation to the principal business of the Operating Companies. In consideration, the Operating Companies pay Hengchang Business Consultants fees equal to 100% of the Operating Companies’ net income, subject to certain adjustments.

-
Shareholders’ Equity Interest Pledge Agreement.  Pursuant to the Shareholders’ Equity Interest Pledge Agreement between Hengchang Business Consultants, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies’ shareholders agreed to pledge all of their current and future equity interests in the Operating Companies as security for payment of the consulting and service fees by the Operating Companies under the Exclusive Business Cooperation Agreement.

-
Exclusive Option Agreement.  Under the Exclusive Option Agreement between Hengchang Business Consultants, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies shareholders granted to Hengchang Business Consultants an irrevocable and exclusive right to purchase, or designate one or more persons to purchase all or part of the equity interest held by the shareholders in the Operating Companies to the extent that such purchase does not violate any PRC law or regulations then in effect.  Hengchang Business Consultants and the Operating Companies shareholders shall enter into further agreements based on the circumstances of the exercise of the option, including price.

-
Power of Attorney.  Under the Power of Attorney executed by the shareholders of the Operating Companies, the Operating Companies’ shareholders irrevocably and exclusively appointed Hengchang Business Consultants as their exclusive agent with respect to all matters concerning the shareholders, including but not limited to: 1) attending the Operating Companies’ shareholder meetings; 2) exercising all of the shareholders’ rights and voting rights; and 3) designating and appointing on behalf of the shareholders the legal representative, executive director and other senior management members of the Operating Companies.

Basis of presentation

 Management acknowledges its responsibility for the preparation of the accompanying financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its financial position and the results of its operations for the years presented. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts of our subsidiaries in China, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.

The Company’s combined financial statements include the accounts of its affiliate, Hengjiu, which is under common control with Hengchang Agriculture. All significant intercompany accounts and transactions have been eliminated in combination.

F-8

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates.

Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, accounts payable and accrued expenses, and amounts due to related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any non-financial assets or liabilities that are required to be presented on the combined balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in the PRC. Balances in banks in the PRC are uninsured.

Concentrations of credit risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

F-9

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. All of the Company’s cash is maintained with state-owned banks within the PRC of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms.  The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At December 31, 2010 and 2009, the Company does not, based on a review of its outstanding balances, have an allowance for doubtful accounts.

Inventories

Inventories, consisting of raw materials and finished goods, which primarily consists of corn are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. The Company does not have any inventory reserve at December 31, 2010 and 2009.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Additions and major replacements and improvements to plant and equipment accounts are recorded at cost. The cost of repairs and maintenance is expensed as incurred.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Included in property and equipment is construction-in-progress which consists of leasehold improvements and equipment  pending installation and includes the costs of construction and installation and any interest charges arising from borrowings used to finance these assets during the period of construction or installation. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for their intended use. Depreciation is computed using the straight-line method (after taking into account their respective estimated  residual  value) over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

	Useful Life	Residual
Buildings and building improvements	8 – 20 Years	5%
Manufacturing equipment	5 – 10 Years	5%
Office equipment and furniture	5 – 10 Years	5%
Vehicles	4 -10 Years	5%

F-10

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Land use rights, net

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government to acquire long-term interests to utilize land underlying the Company’s facilities as land use rights. This type of arrangement is common for the use of land in the PRC. Land use rights are amortized on the straight-line method over the terms of the land use rights.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the years ended December 31, 2010 and 2009.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China.  The Company accounts for income taxes using the liability method prescribed by ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

Advances from customers

Advances from customers consist of prepayments from customers for merchandise that had not yet been shipped. The Company recognizes the deposits as revenue as customers take delivery of the goods, in accordance with its revenue recognition policy.  At December 31, 2010 and 2009, advances from customers amount to $7,957,658 and $27,156,074 respectively.

Revenue recognition

Pursuant to the guidance of ASC Topic 605 and ASC Topic 360, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company derives its revenue primarily from the sale of corn crop, soybean crop and branded corn seeds.

The sales price of product sold is stated in the sales contract and is final and not subject to adjustment. The Company generally does not accept sales returns and does not provide customers with price protection. The Company assesses a customer’s creditworthiness before accepting sales orders. Based on the above, the Company records revenue related to product sales upon delivery of the product to the customers.

F-11

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping costs

Shipping costs are included in selling expenses and totaled $2,345,334 and $455,867 for the year ended December 31, 2010 and 2009, respectively.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.   Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at December 31, 2010 and 2009 were translated at 6.6118 RMB to $1.00 and at 6.8372  RMB to $1.00, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to the statements of income for the year ended December 31, 2010 and 2009 were 6.77875 RMB and 6.8409  RMB to $1.00, respectively. Cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the years ended December 31, 2010 and 2009, comprehensive income includes net income and unrealized gains from foreign currency translation adjustments.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Earnings per share

ASC 260 “Earnings Per Share,” requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive common shares consist of common shares issuable upon the conversion of series A preferred stock (using the if-converted method) and common stock warrants (using the treasury stock method).  The following table presents a reconciliation of basic and diluted net income per share:

F-12

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

	Year Ended December 31,
	2010	2009
Net income available to common stockholders for basic and diluted net income per share of common stock	$12,340,025	$11,130,492
Weighted average common stock outstanding – basic and diluted	12,800,000	12,800,000
Net income per common share – basic and diluted	$0.96	$0.87

Recent accounting pronouncements

In January 2010, the FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity.  The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.” If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The adoption of this ASU did not have any material impact on the Company’s financial statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements”. ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company adopted the provisions of the standard on January 1, 2010, which did not have a material impact on the Company’s financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.  This amendment addresses both the interaction of the requirements of this Topic with the SEC’s reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (paragraph 855-10-50-4).  All of the amendments in this Update are effective upon issuance of the final Update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010.  The adoption of this ASU did not have an important impact on the Company’s financial statements.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives.  The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010.  Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after issuance of this Update.  The Company does not expect the provisions of ASU 2010-11 to have a material effect on the financial position, results of operations or cash flows of the Company.

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The adoption of this update did not have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2010, FASB issued Accounting Standard Update 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” or ASU 2010-20. This Update provides enhanced disclosures which are designed to assist financial statement users in assessing an entity’s credit risk exposure and in evaluating the adequacy of an entity’s allowance for credit losses. Public entities must apply the disclosure requirements applicable to period-end balances beginning with the first interim or annual reporting period ending on or after December 15, 2010. Adoption of this ASU did not have material impact on the Company’s consolidated financial statements.

In September 2010, FASB issued Accounting Standard Update 2010-25, “Plan Accounting—Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans” or ASU 2010-25. The ASU clarifies how loans to participants should be classified and measured by defined contribution plans and how IFRS compare to these provisions. The amendments in this update are effective for fiscal years ending after December 15 2010. Adoption of this ASU did not have material impact on the Company’s consolidated financial statements.

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1--	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2010, the FASB issued Accounting Standard Update 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts  . This ASU modified     Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity     is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For public     entities, the amendments in the ASU are effective for fiscal years, and interim periods within those years, beginning after December     15, 2010. Adoption of this ASU will not have material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued Accounting Standard Update 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU specifies that, if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 is effective prospectively for business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this ASU will not have material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 2--	ACCOUNTS RECEIVABLE

At December 31, 2010 and 2009, accounts receivable consisted of the following:

	December 31, 2010	December 31, 2009
Accounts receivable	$15,617,336	$9,262,022
Less: allowance for doubtful accounts	-	-
	$15,617,336	$9,262,022

Included in Accounts receivable is $14,738,043 which is due from Defeng Seed Co., Ltd. (see Note 13).  These receivables are collateralized by equity interests in Defeng.

NOTE 3 --	INVENTORIES

At December 31, 2010 and 2009, inventories consisted of the following:

	December 31, 2010	December 31, 2009
Raw materials	$46,810	$18,907
Finished goods	4,163,786	10,144,946
	4,210,596	10,163,853
Less: reserve for obsolete inventory	-	-
	$4,210,596	$10,163,853

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 4 --	LOANS RECEIVABLE

At December 31, 2010 and 2009, loans receivable consisted of non-interest bearing loans to various third-party individuals and companies who have a personal relationship with the Company’s chief executive officer. These loans are unsecured and generally have no specific repayments terms. At December 31, 2010 and 2009, loans receivable consisted of the following:

	December 31, 2010	December 31, 2009
Er Liquan	$-	$2,340,139
Xu Shaohui	-	6,289,124
Li Honggang	-	7,605,453
Baishan Huiliang Food & Oil Co. Ltd.	-	292,517
Zhuang Weizhou	6,049,790	1,023,811

	$6,049,790	$17,551,044

NOTE 5 --	PROPERTY AND EQUIPMENT

At December 31, 2010 and 2009, property and equipment consist of the following:

	Useful Life	2010	2009
Office equipment and furniture	5 Years	$35,282	$17,712
Manufacturing equipment	5-10 Years	207,375	213,683
Vehicles	4-10 Years	840,002	800,668
Construction in progress	-	3,177,752	739,338
Building and building improvements	8-20 Years	5,419,283	5,240,628
		9,679,694	7,012,029
Less: accumulated depreciation		(893,033)	(434,014)
		$8,786,661	$6,578,015

In December 2009, the Company’s chief executive officer/shareholder contributed a building and the related improvements to the Company. The building and related improvements were valued at $4,818,094, which represents the Chief executive officer’s historical cost to acquire the building and related improvements.

For the year ended December 31, 2010 and 2009, depreciation expense amounted to $433,283 and $136,176, respectively.

The Company entered into a construction agreement to construct a grain storage facility, Future payments under this agreement amount to approximately $2,520,284.

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 6 --	LAND USE RIGHTS

There is no private ownership of land in China. Land is owned by the government and the government grants land use rights for specified terms.  In 2009, the Company acquired land use rights for approximately $2,165,000 for 123,000 square meters located in Gongzhuling, Jilin, China. The Company is currently being developing this land and constructing a grain storage and logistics center.  The Company’s land use rights have terms that expire in January 2058 through August 2059.  The Company amortizes these land use rights over the term of the respective land use right. The lease agreement does not have any renewal options.

At December 31, 2010 and 2009, land use rights consist of the following:

	Useful Life	2010	2009
Land use rights	50 years	$2,773,279	$2,470,616
Less: accumulated amortization		(99,273)	(9,737)
		$2,674,006	$2,460,879

Amortization of land use rights attributable to future periods is as follows:

Years ending December 31:
2011	$69,775
2012	69,775
2013	69,775
2014	69,775
2015	69,775
Thereafter	2,325,131
$2,674,006

NOTE 7 --	ADVANCES FROM CUSTOMERS

At December 31, 2010 and 2009, advances from customers consisted of the following:

	December 31,
	2010	2009
Guangxi Zhuang Autonomous Region National Liuzhou Grain Repository	$553,902	$14,593,807
Nanning Grain Repository	7,251,012	11,498,906
Central Grain Reserve Gongzhu Ridge Depot	148,220	-
Nanning Zhuangmei Feed Company	-	1,061,080
Others	4,524	2,281

Total	$7,957,658	$27,156,074

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 8 --	RELATED PARTY TRANSACTIONS

Due to related party

From time to time, the Company’s chief executive officer advanced funds to the Company for working capital purposes.  These advances are non-interest bearing, unsecured and payable on demand.  At December 31, 2010 and 2009, due to related parties consisted of the following:

	December 31,
	2010	2009
Wei Yushan (majority shareholder and chief executive officer)	$4,222,574	$3,022,290

Total	$4,222,574	$3,022,290

Other

In December 2009, the Company’s chief executive officer/shareholder contributed a building and the related improvements to the Company. The building and related improvements were valued at $4,818,094, which represents the chief executive officer’s historical cost to acquire the building and related improvements.

NOTE 9 --	LOAN PAYABLE

At December 31, 2010 and 2009, loan payable consisted of the following:

	December 31,
	2010	2009
Loan payable to Jilin Gongzhuling Rural Cooperative Bank, due on October 27, 2012 with annual interest at 80% of the banks base interest rate (7.47% and 7.97% at December 31, 2010 and 2009, respectively) secured by assets of the Company.	$1,512,447	$1,462,587
	$1,512,447	$1,462,587

Other

During the year ended December 31, 2010 and 2009, pursuant to short-term loan agreements, the Company borrowed approximately$4,426,000 and $9,392,000, for the purchase of inventory from local growers.  Amounts borrowed under these short-term loan agreements accrued interest at a rate of 7.29% and 5.31% per annum, respectively and were repaid during the respective fiscal years.

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 10 --	INCOME TAXES

The Company accounts for income taxes pursuant to the accounting standards that requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  Additionally, the accounting standards require the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets is dependent upon future earnings, if any, of which the timing and amount are uncertain.

In 2010 and 2009, under the Income Tax Laws of PRC, Chinese companies are generally subject to an income tax at an effective rate of 25%, on income reported in the statutory financial statements after appropriate tax adjustments. The PRC local government has provided various incentives to companies in order to encourage economic development. Such incentives include reduced tax rates and other measures. The Company has been granted an income tax exemption which expires on December 31, 2012 and accordingly, was exempted from substantially all of its income tax in the 2010 and 2009 period.  The estimated tax savings due to the tax exemption for the years ending December 31, 2010 and 2009 amounted to approximately $3,085,000 and $2,800,000, respectively.

The table below summarizes the reconciliation of the Company’s income tax provision (benefit) computed at the China statutory rate and the actual tax provision:

	Year Ended December 31,
	2010	2009
Income tax provision at China statutory rate of 25%	$3,085,006	$2,782,623
Permanent difference - China tax exemption	(3,085,006)	(2,782,623)
Total provision for income taxes	$-	$-

NOTE 11 --	STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund, however, during 2010 and 2009, the Company elected to contribute to this fund. For the years ended December 31, 2010 and 2009, statutory reserve activity is as follows:

Balance – December 31, 2008	$291,312
Additional to statutory reserves	51,645
Balance – December 31, 2009	342,957
Additional to statutory reserves	-
Balance – December 31, 2010	$342,957

As of December 31, 2009, the Company has reached the maximum statutory reserves requirement, as such, no additional reserve was appropriated in the year ended December 31, 2010.

NOTE 12 --	MAJOR CUSTOMERS

For the years ended December 31, 2010 and 2009, three customers accounted for 94.0% and 72.4% of the Company’s revenues, respectively.  At December 31, 2010 and 2009, two of these customers accounted for 94.4% and  96%of the total outstanding accounts receivable respectively.

GSP-2, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 13 --	SUBSEQUENT EVENTS

The Company evaluates subsequent events for purposes of recognition or disclosure in the financial statements up through the date the financial statements are issued.

Agreement

On January 31, 2011, the Company entered into an agreement with the shareholders of Jilin Defeng Seed Co, Ltd. (“Defeng”) and Defeng, a Chinese limited liability company formed under laws of the PRC on September 29, 2003.  Pursuant to the Agreement, within 12 months after the execution of this Agreement, the Company shall have the option to purchase a 70% equity interest in Defeng through the issuance of additional shares of stock of Defeng, and the shareholders of Defeng will retain a 30% equity interest in Defeng.  Within 12 months after the execution of this Agreement, if the Company exercises its option to purchase the 70% equity interest in Defeng, it shall contribute certain land use right and real property rights related to the land locating at the east of 7 th  Road of the Linxi Development Zone, the total value of which are approximately 40,000,000 RMB (approximately $5,800,000), and 30,000,000 RMB (approximately $4,400,000) in cash as its investment into Defeng.  The shareholders of Defeng shall use Defeng’s existing fixed assets and intangible assets (including but not limited to Seed Property Rights, Operating Rights and Sales Network), the total value of which are approximately 30,000,000 RMB (approximately $4,400,000) as its investment into Defeng.  The registered capital of Defeng is currently RMB 30,000,000 and the shareholders of Defeng hold 100% equity interest in Defeng. After the Company’s investment into Defeng, the total registered capital of Defeng will be increased up to RMB 100,000,000 (approximately $14,700,000) of which the Company and the shareholders of Defeng shall maintain 70% and 30% respectively.  Defeng is engaged in the production of crossbred corn and the wholesale sale of crop seeds.

In 2009, in accordance with a Seed Purchase Agreement between the Company and Defeng dated on April 5, 2009, the Company was entrusted by Defeng to plant main crop parental seeds. Under such arrangement, Defeng sells parental seeds to the Company at an agreed price; the Company arranges the planting of these seeds in accordance with plans formulated by Defeng and the Company sells all seeds produced to Defeng at an agreed price. Under PRC law, production of main crop parental seeds requires the Seed Production License, which may be obtained by the entity that entrusts the seeds production or the entity that is entrusted to conduct the production. Defeng has one Seed Production License. The Company entered into crop seed production contracts with local farmers. According to these contracts, the local farmers use the rented land to plant seeds and they provide all seeds planted and cultivated to the Company. The Company pays the local farmers a contract fees and provides the local farmers with fertilizer and the parental seeds.

 GSP-2, INC.

1,499,420 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is ____________, 2012

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$	[*]
Transfer Agent Fees*	$
Accounting fees and expenses*	$
Legal fees and expenses*	$
Blue Sky fees and expenses*	$
Total*	$

* Estimated

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
2.1*	Share Exchange Agreement, dated February 11, 2011
3.1**	Articles of Incorporation
3.2**	By-Laws
5.1	Form of Legal Opinion of Anslow & Jaclin, LLP
10.1***	Form of Subscription Agreement
10.2***	Form of Agent Warrant
10.3****	Letter Agreement with Changhua Li
10.4****	Letter Agreement with Megan Penick
10.5****	Letter Agreement with Dore Perler
10.6****	Letter Agreement with Yushan Wei
10.7****	Employment Agreement with Yushan Wei
10.8****	Employment Agreement with Yufeng Wei
10.9	Translated Grain Purchase Agreement with Jilin Grain Group Gongzhuling Jinyu Collection and Storage Co., Ltd., dated August 24, 2011

10.10	Series of translated Grain Purchase Agreements with Jilin Lishu Caijia Zhonggu National Grain Storage Depot
10.11	Series of translated Corn Sales Agreements with Guangxi Zhuang Autonomous Region Liuzhou Grain Storage Depot
10.12	Series of translated Corn Sales Agreements with Guangxi Zhuang Autonomous Region Nanning Grain Storage Depot
23.1	Consent of Auditor
23.2	Legal Opinion (filed as Exhibit 5.1)

*	Included as an exhibit to the Current Report on Form 8-K filed on February 11, 2011 and incorporated herein by reference.
**	Included as an exhibit to the Registration Statement on Form 10 filed on September 14, 2010 and incorporated herein by reference.
***	Included as an exhibit to the Current Report on Form 8-K filed on December 23, 2011 and incorporated herein by reference
****	Included as an exhibit to the Current Report on Form 8-K filed on July 20, 2011 and incorporated herein by reference

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a0(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a0(1)(i) and (a0(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

 (i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Voiceserve, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 27th day of January, 2012.

GSP-2, INC.
By:	/s/ Yushan Wei
Yushan Wei President, Chief Executive Officer and Chairman

By:	/s/ Yufeng Wei
Yufeng Wei Chief Financial Officer

In accordance with the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Yushan Wei	President, Chief Executive Officer,	January 27, 2012
Yushan Wei	and Chairman

/s/ Yufeng Wei	Chief Financial Officer	January 27, 2012
Yufeng Wei

/s/ Changhua Li	Director	January 27, 2012
Changhua Li

/s/ Megan Penick	Director	January 27, 2012
Megan Penick

/s/ Dore Perler	Director	January 27, 2012
Dore Perler